Exhibit 10.2
CREDIT AND SECURITY AGREEMENT
     THIS CREDIT AND SECURITY AGREEMENT (this “Agreement”) is made as of June 30th, 2011 by and between COMSCORE, INC., a Delaware corporation (the “Borrower”), and BANK OF AMERICA, N.A., a national banking association (the “Lender”).
RECITALS
     The Borrower has requested that the Lender make available to the Borrower a revolving credit facility pursuant to which the Lender will make advances to the Borrower from time to time in an aggregate principal amount not to exceed Fifty Million Dollars ($50,000,000) at any one time outstanding. The Lender has agreed to make the credit facility available to the Borrower, subject to and upon the terms and conditions hereinafter set forth.
AGREEMENTS
     SECTION 1. The Credit Facility.
     1.1. Definitions. All capitalized terms used herein and not otherwise defined shall have the following meanings:
     “Account Debtor” means any Person who may become obligated to the Borrower under, with respect to, or on account of, an Account.
     “Accounts” has the meaning given to such term in the Uniform Commercial Code.
     “Additional Financing Documents” has the meaning set forth in Section 1.3(e)(4) hereof.
     “Advances” means advances made by the Lender to the Borrower under the Revolving Credit Facility.
     “Applicable Margin” shall mean the margin added to the BBA Libor Daily Floating Rate to obtain the interest rate for the outstanding Advances under the Revolving Credit Facility set forth in the table attached hereto as Attachment I. The Applicable Margin during any calendar quarter shall be set based upon the Borrower’s ratio of Funded Debt to EBITDA as of the last day of the immediately prior calendar quarter, and the Applicable Margin shall be determined and adjusted quarterly on the first day of the first month after the date by which the annual and quarterly compliance certificates and related financial statements and information are required in accordance with the provisions of this Agreement.
     “BBA Libor Daily Floating Rate” means, at any time, a fluctuating rate of interest equal to the rate per annum equal to the British Bankers Association LIBOR Rate (“BBA LIBOR”), as published by Reuters (or other commercially available source providing quotations of BBA LIBOR as selected by the Lender from time to time) as determined for each Interest Rate Change Date at approximately 11:00 a.m. London time two (2) Business Days prior to the Interest Rate
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Change Date, for U.S. Dollar deposits (for delivery on the first day of such interest period) with a one month term, as adjusted from time to time in the Lender’s sole discretion for reserve requirements, deposit insurance assessment rates and other regulatory costs. If such rate is not available at such time for any reason, then the rate for that interest period will be determined by such alternate method as reasonably selected by the Lender.
     “Board” means the Board of Governors of the Federal Reserve System of the United States.
     “Borrower” has the meaning given to such term in the preamble hereto.
     “Breakage Fees” means an amount equal to any net loss or out-of-pocket expenses which the Lender may sustain or incur (including, without limitation, any net loss or expense incurred by reason of the liquidation or re-employment of deposits or other funds acquired by the Lender to fund or maintain the Advances, or any swap breakage incurred in connection with any Hedge Agreement), as reasonably determined by the Lender, as a result of any prepayment of any of the Advances.
     “Business Day” means any day other than Saturday, Sunday or other day on which commercial banks in the State of New York are authorized to close.
     “Capital Lease” means any lease that has been or should be capitalized on the books of the Borrower in accordance with GAAP.
     “Capital Stock” means corporate stock and any and all securities, shares, partnership interests, limited partnership interests, corporation interests, membership interests, equity interests, participations, rights or other equivalents (however designated) of corporate stock or any of the foregoing issued by any entity (whether a corporation, a partnership, a corporation or another entity) and includes, without limitation, securities convertible into Capital Stock and rights or options to acquire Capital Stock.
     “Cash Flow” shall mean the sum of EBITDA plus lease and/or rent expense, minus dividends, withdrawals and other distributions, minus any non-financed capital expenditures, calculated on a trailing twelve month basis with respect to Borrower and its Subsidiaries on a consolidated basis.
     “Cash Management Agreement” means any agreement between the Borrower and the Lender or any affiliate of the Lender now existing or hereafter entered into, to provide cash management services, including treasury, depository, overdraft, credit or debit card, electronic funds transfer and other cash management arrangements.
     “Change in Control” means an event or series of events by which:
     (a) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, but excluding any employee benefit plan of such person or its subsidiaries, and any person or entity acting in its capacity as trustee,
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agent or other fiduciary or administrator of any such plan) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, except that a person or group shall be deemed to have “beneficial ownership” of all securities that such person or group has the right to acquire whether such right is exercisable immediately or only after the passage of time (such right, an “option right”)), directly or indirectly, of 35% or more of the equity securities of the Borrower entitled to vote for members of the board of directors or equivalent governing body of the Borrower on a fully-diluted basis (and taking into account all such securities that such person or group has the right to acquire pursuant to any option right);
     (b) during any period of 12 consecutive months, a majority of the members of the board of directors or other equivalent governing body of the Borrower cease to be composed of individuals (i) who were members of that board or equivalent governing body on the first day of such period, (ii) whose election or nomination to that board or equivalent governing body was approved by individuals referred to in clause (i) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body or (iii) whose election or nomination to that board or other equivalent governing body was approved by individuals referred to in clauses (i) and (ii) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body (excluding, in the case of both clause (ii) and clause (iii), any individual whose initial nomination for, or assumption of office as, a member of that board or equivalent governing body occurs as a result of an actual or threatened solicitation of proxies or consents for the election or removal of one or more directors by any person or group other than a solicitation for the election of one or more directors by or on behalf of the board of directors); or
     (c) the passage of thirty days from the date upon which any Person or two or more Persons acting in concert shall have acquired by contract or otherwise, or shall have entered into a contract or arrangement that, upon consummation thereof, will result in its or their acquisition of the power to exercise, directly or indirectly, a controlling influence over the management or policies of the Borrower, or control over the equity securities of the Borrower entitled to vote for members of the board of directors or equivalent governing body of the Borrower on a fully-diluted basis (and taking into account all such securities that such Person or group has the right to acquire pursuant to any option right) representing 35% or more of the combined voting power of such securities.
     “Chattel Paper” has the meaning given to such term in the Uniform Commercial Code.
     “Claim” has the meaning given to such term in Section 7.9(a).
     “Closing Date” means the date on which all conditions to closing as set forth in Section 2.1 of this Agreement are satisfied.
“Collateral” means all of the Borrower’s personal property, both now owned and hereafter acquired, including Borrower’s interest in, insofar as any of the following are applicable, but not limited to:

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(a)	Accounts, including, without limitation, all collateral security of any kind given to any Account Debtor or other Person with respect to any Account;

(b)	As-extracted collateral;

(c)	Chattel Paper;

(d)	Commodity Accounts;

(e)	Commodity Contracts;

(f)	Deposit Accounts;

(g)	Documents;

(h)	Equipment;

(i)	Farm Products;

(j)	Fixtures;
(k)	General Intangibles, including, but not limited to, (i) all patents, and all unpatented or unpatentable inventions; (ii) all trademarks, service marks, and trade names; (iii) all copyrights and literary rights; (iv) all computer software programs; (v) all mask works of semiconductor chip products; (vi) all trade secrets, proprietary information, customer lists, manufacturing, engineering and production plans, drawings, specifications, processes and systems;
(l)	Goods, and all accessions thereto and goods with which the Goods are commingled;
(m)	Health Care Insurance Receivables;
(n)	Instruments;
(o)	Inventory;
(p)	Investment Property;
(q)	Letter-of-Credit Rights;
(r)	Payment Intangibles;
(s)	Promissory Notes;
(t)	Software;
(u)	The commercial tort claims specifically described on Schedule 1.1, if any.
(v)	Letters patent, applications for letters patent, trademarks, applications for trademarks, service marks, trade names, and copyrights, whether registered or unregistered, together with all royalties, fees, and other payments made or to be made with respect to any of the foregoing, and all rights, interests, claims, and demands that the Borrower has or may have and existing and future profits and damages for past or future infringement thereof; and
               (w) all proceeds and products of any of the foregoing.
     “Collateral Account” has the meaning set forth in Section 7.5 of this Agreement.
     “Collection Account” means the collection account established pursuant to this Agreement.
     “Commodity Accounts” has the meaning given to such term in the Uniform Commercial Code.
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     “Commodity Contracts” has the meaning given to such term in the Uniform Commercial Code.
     “Default” has the meaning set forth in Section 6 of this Agreement.
     “Default Rate” means a floating and fluctuating per annum rate of interest calculated by adding the sum of two percent (2.0%) to the rate of interest otherwise then in effect.
     “Deposit Accounts” has the meaning given to such term in the Uniform Commercial Code.
     “Designated Euro Facility Borrower” shall mean CS Worldnet Holding BV, a limited liability company organized and existing under the laws of Netherlands.
     “Documents” has the meaning given to such term in the Uniform Commercial Code.
     “Dollar Equivalent” means, at any time, (a) with respect to any amount denominated in Dollars, such amount, and (b) with respect to any amount denominated in Euros, the equivalent amount thereof in Dollars as determined by the Lender, as the case may be, at such time on the basis of the Spot Rate for the purchase of Dollars with Euros.
     “Domestic Subsidiary Pledge Agreement” shall mean the Pledge and Security Agreement from the Borrower to the Lender pursuant to which the Borrower has pledged to the Lender all of the issued and outstanding Capital Stock of each of the Guarantors owned by the Borrower, as amended from time to time.
     “EBITDA” shall mean for any period: (a) consolidated net income, (b) less income or plus loss from discontinued operations and extraordinary items, (c) plus income taxes, (d) plus interest expense, (e) plus depreciation, (f) plus amortization, (g) plus non-cash compensation charges for such period associated with stock options, restricted stock or other equity instruments, (h) plus certain non-recurring transaction costs for acquisitions during the twelve months ending March 31, 2011 equal to $1,176,000 for 2Q2010, $2,467,000 for 3Q2010, $979,000 for 4Q2010, and $137,000 for 1Q2011, (i) plus non-recurring transaction costs for acquisitions occurring after fiscal year 2010 (subject to the Lender’s consent in the event the aggregate of such costs is greater than (1) $6,000,000 for any rolling four-quarter measurement period through the measurement period ending September 30, 2011 and (2) $4,000,000 for any rolling four-quarter measurement period thereafter), (j) less non-cash gain or plus non-cash loss from disposal of fixed assets, (k) plus income from or minus loss from non-cash foreign currency translation, (l) less income tax benefits, all calculated on a trailing twelve-month basis with respect to Borrower and its Subsidiaries, on a consolidated basis.
     “Enforcement Costs” means all reasonable expenses, charges, recordation or other taxes, costs and fees (including reasonable attorneys’ fees and expenses) of any nature whatsoever advanced, paid or incurred by or on behalf of the Lender in connection with (a) the collection or enforcement of this Agreement or any of the other Financing Documents, (b) the creation, perfection, maintenance, preservation, defense, protection, realization upon, disposition,
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collection, sale or enforcement of all or any part of the Collateral to the extent permitted under this Agreement, and (c) the exercise by the Lender of any rights or remedies available to it under the provisions of this Agreement, or any of the other Financing Documents.
     “Environmental Laws” means all laws, statutes, rules, regulations or ordinances which relate to Hazardous Materials and/or the protection of the environment or human health.
     “Equipment” means all of the Borrower’s equipment, as such term is defined by the Uniform Commercial Code, together with all additions, parts, fittings, accessories, special tools, attachments, and accessions now and hereafter affixed thereto and/or used in connection therewith, and all replacements thereof and substitutions therefor.
     “Equity Interests” means, with respect to any Person, all of the shares of capital stock of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination.
     “ERISA” means the Employee Retirement Income Security Act of 1974.
     “Euro” and “€” mean the single currency of the Participating Member States.
     “Euro Loan Advance” means any advance requested under the Euro Loan Facility.
     “Euro Loan Maximum Amount” means the lesser of (i) the Dollar Equivalent of Seven Million Dollars (USD$7,000,000) or (ii) the difference between the Revolving Credit Exposure and Fifty Million Dollars (USD$50,000,000).
     “Euro Loan Exposure” means at any time the Dollar Equivalent of all outstanding Euro Loan Advances under the Euro Loan Facility guaranteed pursuant to the Euro Loan Guaranty.
     “Euro Loan Facility” means that certain revolving loan issued by the Lender in favor of the Designated Euro Facility Borrower in the Euro Loan Maximum Amount and guaranteed by the Borrower pursuant to the Euro Loan Guaranty.
     “Euro Loan Guaranty” means the Unconditional Guaranty Agreement executed by the Borrower in favor of the Lender in respect to the obligations of the Designated Euro Facility Borrower in connection with the Euro Loan Facility, as the same may from time to time be amended, restated, supplemented or otherwise modified.
     “Event of Default” has the meaning set forth in Section 6 of this Agreement.
“Farm Products” has the meaning given to such term in the Uniform Commercial Code.
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     “Financing Documents” means, collectively, this Agreement, the Note, the Negative Pledge Agreement, the Guaranty Agreement, the Euro Loan Guaranty, the Pledge Agreements, the Security Agreement, any Hedge Agreement, any Cash Management Agreement, any Letter of Credit Agreement, any Additional Financing Documents, and any other instrument, document or agreement now or hereafter executed, delivered or furnished by the Borrower or any other person evidencing, guaranteeing, securing or in connection with this Agreement or all or any part of the Revolving Credit Facility.
     “Fixed Charge Coverage Ratio” means the ratio of (a) Cash Flow to (b) Fixed Charges.
     “Fixed Charges” means for any period, without duplication, the sum of interest expense, plus lease and/or rent expense, plus the current portion of long term debt and capitalized lease obligations paid in such period, calculated on a trailing twelve month basis with respect to Borrower and its Subsidiaries on a consolidated basis.
     “Fixtures” has the meaning given to such term in the Uniform Commercial Code.
     “Foreign Subsidiary Pledge Agreement” shall mean the Pledge and Security Agreement (66% Capital Stock of Guarantee-exempt Subsidiaries owned by the Borrower) from the Borrower to the Lender, as amended from time to time.
     “Funded Debt” means all outstanding liabilities for borrowed money and other interest-bearing liabilities, including current and long-term debt and outstanding letters of credit.
     “GAAP” means generally accepted accounting principles in the United States of America.
     “General Intangibles” means all of the Borrower’s general intangibles, as such meaning is defined by the Uniform Commercial Code, together with all of the Borrower’s letters patent, applications for letters patent, trademarks, applications for trademarks, service marks, trade names and copyrights, whether registered or unregistered, together with all goodwill of the business of the Borrower relating thereto, any and all reissues, extensions, divisions or continuations thereof, all royalties, fees and other payments made or to be made to the Borrower with respect thereto, and all rights, interests, claims and demands that the Borrower has or may have in existing and future profits and damages for past and future infringements thereof.
     “Goods” has the meaning given to such term in the Uniform Commercial Code.
     “Guarantee-exempt Subsidiary” shall have the meaning set forth in Section 5.18.
     “Guarantors” means collectively (i) Carmenere Holding Company, a Delaware corporation, (ii) comScore Brand Awareness, L.L.C., a Delaware limited liability company, (iii) comScore Europe, LLC, a Delaware limited liability company, (iv) Creative Knowledge, Inc., a Delaware corporation, (v) Full Circle Studies, Inc., a Delaware corporation, (vi) Marketscore, Inc., a Delaware corporation, (vii) TMRG, Inc. a Delaware corporation, (viii) VoiceFive, Inc., a
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Delaware corporation, (ix) RSC The Quality Measurement Company, an Indiana corporation, (x) CSWS, Inc., a Virginia corporation and (xi) CS Worldnet US Holdco LLC, a Delaware limited liability company.
     “Guaranty” shall mean the Continuing and Unconditional Guaranty of even date herewith from the Guarantors in favor of the Lender, as amended from time to time.
     “Hazardous Materials” shall mean hazardous wastes, hazardous substances, toxic chemicals and substances, oil and petroleum products and their by-products, radon, asbestos, pollutants or contaminants.
     “Health Care Insurance Receivables” shall have the meaning given to such term in the Uniform Commercial Code.
     “Hedge Agreement” means any agreement between the Borrower and the Lender or any affiliate of the Lender now existing or hereafter entered into, which provides for an interest rate, credit, commodity or equity swap, cap, floor, collar, forward foreign exchange transaction, currency swap, cross-currency rate swap, currency option, or any similar transaction or any combination of, or option with respect to, these or similar transactions, for the purpose of hedging the Borrower’s exposure to fluctuations in interest or exchange rates, loan, credit, exchange, security or currency valuations or commodity prices in connection herewith.
     “Instruments” has the meaning given to such term in the Uniform Commercial Code.
     “Interest Payment Date” has the meaning set forth in Section 1.2(d) of this Agreement.
     “Interest Rate Change Date” shall mean the first day of each one-month period; provided, however, that if any such day is not a Business Day, at Lender’s option, the Interest Rate Change Date shall be the next succeeding Business Day.
     “Inventory” means all of the Borrower’s now owned and hereafter acquired inventory as such term is defined by the Uniform Commercial Code, wherever located and however constituted, including, without limitation, raw materials, work and goods in process, finished goods, goods or inventory returned or repossessed or stopped in transit, supplies, packaging, shipping and other materials, all other goods, merchandise and personal property used or consumed in the business of the Borrower, and all documents and documents of title relating to any of the foregoing.
     “Investment Property” has the meaning given to such term in the Uniform Commercial Code.
     “Lender” has the meaning given to such term in the preamble hereto.
“Letter of Credit” means any letter of credit issued by the Lender for the account of the Borrower under the Revolving Credit Facility.
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     “Letter of Credit Account” has the meaning set forth in Section 1.2(l) of this Agreement.
     “Letter of Credit Agreement” means an Application and Agreement for Letter of Credit on the Lender’s standard form, as such form may be revised by the Lender in its discretion at any time and from time to time hereafter.
     “Letter of Credit Exposure” means at any time the sum of (x) the undrawn amount of all Letters of Credit outstanding at such time, and (y) all Letter of Credit Obligations outstanding at such time.
     “Letter of Credit Fee” has the meaning set forth in Section 1.2(k) of this Agreement.
     “Letter of Credit Obligations” means, collectively, (i) the amount of each draft drawn under or purporting to be drawn under a Letter of Credit, (ii) the amount of any and all charges, reasonable costs and expenses (including, without limitation, reasonable attorneys’ fees and expenses) which the Lender may charge, pay or incur for drawings under a Letter of Credit, transfers of a Letter of Credit, amendments to and extensions of a Letter of Credit and for the prosecution or defense of any action arising out of or in connection with any Letter of Credit, including, without limitation, any action to enjoin full or partial payment of any draft drawn under or purporting to be drawn under any Letter of Credit, including, but not limited to, Letter of Credit Fees, (iii) interest on all amounts payable under (i) and (ii) above from the date due until paid in full at a per annum rate of interest equal at all times to the Default Rate.
     “Letter of Credit Rights” has the meaning given to such term in the Uniform Commercial Code.
     “LIBOR-Based Rate” means a per annum rate of interest equal at all times to the sum of the BBA Libor Daily Floating Rate plus the Applicable Margin. The LIBOR-Based Rate shall change immediately and contemporaneously with each change in the BBA Libor Daily Floating Rate.
     “London Banking Day” means a day on which banks in London are open for business and dealing in offshore dollars.
     “Material Adverse Effect” means (A) a material adverse change in, or a material adverse effect on, the operations, business, assets, properties, liabilities (actual or contingent), condition (financial or otherwise) of the Borrower and its Subsidiaries, taken as a whole; (B) a material impairment of the rights an remedies of the Lender under any of the Financing Documents, or of the ability of the Borrower or any Guarantor to perform its obligations under any Financing Document to which it is a party; or (C) a material adverse effect upon the legality, validity, binding effect or enforceability against the Borrower or any Guarantor of any Financing Document to which it is a party.
     “Minimum Liquidity” means the amount of unrestricted cash plus short term marketable securities plus net availability under the Revolving Credit Facility.
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     “Negative Pledge Agreement” means the Covenant Not to Convey and Negative Pledge Agreement executed by comScore Asia Limited, a Hong Kong corporation, CS Worldnet Holding BV, a Netherlands limited liability company, comScore Canada, Inc., a Canadian corporation, comScore Japan, K.K., a Japanese KK, comScore, S.L., a Spanish SL, and comScore Europe Ltd., a UK company, as amended from time to time.
     “Note” means the Revolving Loan Note of even date herewith in the maximum principal amount of Fifty Million Dollars ($50,000,000) executed by the Borrower and payable to the order of the Lender, as amended from time to time.
     “Obligations” shall mean all present and future indebtedness, liabilities and obligations of any kind and nature whatsoever of the Borrower to the Lender both now existing and hereafter arising under, as a result of, on account of, or in connection with, this Agreement and any and all amendments, restatements, supplements and modifications hereof made at any time and from time to time hereafter, the Note, any and all extensions, renewals or replacements thereof, amendments thereto and restatements or modifications thereof made at any time or from time to time hereafter, the Letter of Credit Agreements, any Cash Management Agreement, or the other Financing Documents, including, without limitation, future advances, principal, interest, indemnities, fees, late charges, Letter of Credit Exposure, Enforcement Costs and other costs and expenses whether direct, contingent, joint, several, matured or unmatured, and the indebtedness owed under any Hedge Agreement.
     “Outstanding Amount” has the meaning as set forth in Section 1.2(n) of this Agreement.
     “Participating Member State” means any member state of the European Union that adopts or has adopted the Euro as its lawful currency.
     “Payment Intangibles” has the meaning given to such term in the Uniform Commercial Code.
     “PBGC” means the Pension Benefit Guaranty Corporation or its successor entity.
     “Permitted Liens” means liens permitted pursuant to Section 5.5 of this Agreement.
     “Person” means any natural person, individual, company, corporation, partnership, joint venture, unincorporated association, government or political subdivision or agency thereof, or any other entity of whatever nature.
     “Plan” means any pension, employee benefit, multi-employer, profit sharing, savings, stock bonus or other deferred compensation plan.
     “Pledge Agreements” shall mean collectively the Domestic Subsidiary Pledge Agreement and the Foreign Subsidiary Pledge Agreement.
     “Prime-Based Rate” means a floating and fluctuating per annum rate of interest equal at all times to the sum of the Prime Rate plus one percent (1%).
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     “Prime Rate” shall mean the floating and fluctuating per annum rate of interest of the Lender at any time and from time to time established and declared by the Lender in its sole and absolute discretion as its prime rate, and does not necessarily represent the lowest rate of interest charged by the Lender to borrowers.
     “Promissory Notes” has the meaning given to such term in the Uniform Commercial Code.
     “Reserve Requirements” means the maximum rate (expressed as a decimal) at which reserves (including any marginal, supplemental, emergency or other reserves) are required to be maintained under Regulation D of the Federal Reserve Board or otherwise by any statute or regulation applicable to the class of commercial banks which includes the Lender.
     “Responsible Officer” means the chief executive officer, president, chief financial officer, treasurer, assistant treasurer or controller of the Borrower.
     “Revolving Credit Account” means the loan account maintained by the Lender with respect to advances, repayments and prepayments of Advances, the accrual and payment of interest on Advances and all other amounts and charges owing to the Lender in connection with Advances.
     “Revolving Credit Amount” means the amount of Fifty Million Dollars ($50,000,000) less the then existing Dollar Equivalent of Euro Loan Exposure.
     “Revolving Credit Expiration Date” means June 30, 2013, or such later date as to which the Lender shall, in its discretion, agree to extend the Revolving Credit Expiration Date.
     “Revolving Credit Exposure” means, at any time, the sum of the aggregate principal amount of outstanding Advances plus the Letter of Credit Exposure.
     “Revolving Credit Facility” shall mean the revolving credit facility established pursuant to Section 1.2 hereof, in a maximum principal amount at any one time outstanding equal to the Revolving Credit Amount, made available to the Borrower pursuant to this Agreement.
     “SEC” means the U.S. Securities and Exchange Commission or any successor agency.
     “Security Agreement” shall mean the Security Agreement from the Guarantors in favor of the Lender, as amended from time to time
     “Software” has the meaning given to such term in the Uniform Commercial Code.
     “Spot Rate” for a currency means the rate determined by the Lender, to be the rate quoted by the Person acting in such capacity as the spot rate for the purchase by such Person of such currency with another currency through its principal foreign exchange trading office at approximately 11:00 a.m. on the date two Business Days prior to the date as of which the foreign exchange computation is made; and provided further that the Lender may obtain such spot rate
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from another financial institution if the Person acting in such capacity does not have as of the date of determination a spot buying rate for any such currency.
     “Subsidiary” means an entity of which the Borrower directly or indirectly owns or controls securities or other ownership interests representing more than 50% of the ordinary voting power thereof.
     “Unused Commitment Fee” shall mean the fee paid by the Borrower to the Lender pursuant to Section 1.2(e).
     “Unused Commitment Fee Percentage” shall mean the percentage upon which the Unused Commitment Fee shall be calculated, as determined in accordance with Attachment I hereto. The Unused Commitment Fee Percentage earned during any calendar quarter shall be determined based upon the Borrower’s ratio of Funded Debt to EBITDA as of the last day of the immediately prior calendar quarter. The Unused Commitment Fee Percentage shall be determined and adjusted quarterly on the first day of the first month after the date by which the annual and quarterly compliance certificates and related financial statements and information are required in accordance with the provisions of this Agreement.
     1.2. Revolving Credit Facility.
          (a) Advances and Letters of Credit. Subject to and upon the provisions of this Agreement and relying upon the representations and warranties herein set forth, the Lender agrees at any time and from time to time to make Advances to the Borrower and issue Letters of Credit for the account of the Borrower from the date hereof until the earlier of the Revolving Credit Expiration Date or the date on which this Revolving Credit Facility is terminated pursuant to Section 7 hereof, in an aggregate principal amount at any time outstanding not to exceed the Revolving Credit Amount; provided that the Letter of Credit Exposure shall not at any time exceed $10,000,000. Advances must be requested by the Borrower by facsimile or by electronic mail (with signed PDF attachment) pursuant to the form of Advance Request attached hereto as Attachment 2 and incorporated by reference herein.
          In no event shall the Lender be obligated to make an Advance or issue a Letter of Credit hereunder if a Default shall have occurred and be continuing. Unless sooner terminated pursuant to other provisions of this Agreement, this Revolving Credit Facility and the obligation of the Lender to make Advances and issue Letters of Credit hereunder shall automatically terminate on the Revolving Credit Expiration Date without further action by, or notice of any kind from, the Lender. Within the limitations set forth herein and subject to the provisions of this Agreement, the Borrower may borrow, repay and re-borrow under this Revolving Credit Facility. The fact that there may be no Advances or Letters of Credit outstanding at any particular time shall not affect the continuing validity of this Agreement.
          (b) Use of Proceeds of Advances. Each Advance shall be requested in a principal amount of USD$500,000 or a whole multiple of USD$500,000, and shall be advanced by the Lender not later than the Business Day following the day (which shall be a Business Day) of the Borrower’s request therefor. The proceeds of each Advance may be deposited by the
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Lender in the Borrower’s demand deposit account with the Lender. The proceeds of the Advances shall be used solely for working capital, for the issuance of Letters of Credit, and for other general corporate purposes.
          (c) Liability of Lender. Lender shall in no event be responsible or liable to any person other than the Borrower for the disbursement of or failure to disburse Advances or any part thereof, and no other party shall have any right or claim against Lender under this Agreement or the other Financing Documents.
          (d) Interest on Advances; Repayment of Advances. Except for any period during which an Event of Default shall have occurred and be continuing, the Borrower shall pay interest (calculated on a daily basis) on the unpaid principal balance of the Advances until maturity (whether by acceleration, extension or otherwise) at a per annum rate of interest equal at all times to the LIBOR-Based Rate in effect from time to time.
          After maturity, or during any period in which an Event of Default exists and remains continuing, the unpaid principal balance of the Advances shall bear interest at a rate equal to the Default Rate.
          Notwithstanding any other provision of this Agreement, if the Lender determines (which determination shall be conclusive absent demonstrable error) (i) that any applicable law, rule, or regulation, or any change in the interpretation of any such law, rule, or regulation shall make it unlawful or impossible for the Lender to charge or collect interest at the LIBOR-Based Rate, (ii) that adequate and reasonable means do not exist for ascertaining the BBA Libor Daily Floating Rate; (iii) that deposits in dollars (in the applicable amounts) are not being offered to the Lender in the relevant market; or (iv) that the BBA Libor Daily Floating Rate will not adequately and fairly reflect the cost to the Lender of making or maintaining the Advances, then upon notice from the Lender to the Borrower, the entire outstanding principal balance of the Revolving Credit Facility shall bear interest at the Prime-Based Rate.
          Until the maturity of the Revolving Credit Facility, all accrued and unpaid interest on all Advances shall be paid monthly on the first (1st) day of each month (each, an “Interest Payment Date”).
          If not sooner paid, the entire outstanding principal balance of the Advances, together with all accrued and unpaid interest thereon, shall be due and payable on the Revolving Credit Expiration Date.
          (e) Unused Commitment Fee. During the period from the date hereof until the earlier of the Revolving Credit Expiration Date or the date on which the Revolving Credit Facility is terminated pursuant to the provisions hereof, the Borrower shall pay to the Lender an availability fee in a per annum amount equal to the Unused Commitment Fee Percentage times the average daily Revolving Credit Amount less the average daily Outstanding Amount. Such availability fee shall commence to accrue on the date hereof and shall be due and payable by the Borrower quarterly, in arrears, commencing on September 30, 2011, and, on the last Business
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Day of each third month thereafter, and on the earlier of the Revolving Credit Expiration Date or on the date on which the Revolving Credit Facility is terminated pursuant to Section 7 hereof.
          (f) Revolving Loan Note; Revolving Credit Account. The Borrower’s obligation to pay the Advances with interest shall be evidenced by the Note. The Lender will maintain the Revolving Credit Account with respect to advances, repayments and prepayments of Advances, the accrual and payment of interest on Advances and all other amounts and charges owing to the Lender in connection with Advances. Except for demonstrable error, the Revolving Credit Account shall be conclusive as to all amounts owing by the Borrower to the Lender in connection with and on account of Advances.
          (g) [intentionally omitted].
          (h) Voluntary Prepayments; Voluntary Termination. Within the limitations set forth herein and subject to the provisions of this Agreement, the Borrower may prepay any Advance in whole or in part, from time to time without premium or penalty, except that the Borrower shall pay applicable Breakage Fees, if any. Any permitted prepayment need not be accompanied by payment of interest on the amount prepaid except that any prepayment of Advances which constitutes a final payment of all Advances shall be accompanied by payment of all interest thereon accrued through the date of prepayment. Any voluntary prepayments shall be applied as directed by the Borrower.
          (i) Terms of Letters of Credit. Each Letter of Credit shall (i) be a commercial Letter of Credit or a standby Letter of Credit, (ii) be opened pursuant to a Letter of Credit Agreement duly executed and delivered to the Lender by the Borrower prior to the issuance of such Letter of Credit, (iii) either expire on the Revolving Credit Expiration Date or not extend more than three hundred sixty four (364) days beyond the Revolving Credit Expiration Date provided that the Borrower Cash Collateralizes such Letters of Credit that do so extend beyond the Revolving Credit Expiration Date as contemplated below, (iv) be in an amount not less than $2,500, (v) be issued in the ordinary course of the Borrower’s business, and (vi) be issued in accordance with the Lender’s then current practices relating to the issuance of letters of credit. All powers, right, remedies and provisions set forth in any Letter of Credit Agreement shall be in addition to those set forth herein. In the event of any conflict between the provisions of this Agreement and the provisions of any Letter of Credit Agreement, the provisions of this Agreement shall prevail and control unless expressly provided otherwise herein or in the Letter of Credit Agreement. If, as of the Revolving Credit Expiration Date, any Letter of Credit may for any reason remain outstanding and partially or wholly undrawn, the Borrower shall immediately Cash Collateralize the then outstanding amount of all such obligations, in an amount equal thereto determined as of the Revolving Credit Expiration Date, as the case may be. For purposes hereof, “Cash Collateralize” means to pledge and deposit with or deliver to the Lender, cash or deposit account balances pursuant to documentation in form and substance reasonably satisfactory to the Lender.
          (j) Procedures for Letters of Credit. The Borrower shall give the Lender written notice of its request for a Letter of Credit at least three (3) Business Days prior to the date
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on which the Letter of Credit is to be opened by delivering to the Lender a duly executed Letter of Credit Agreement in form and content acceptable to the Lender setting forth (i) the face amount of the Letter of Credit, (ii) the name and address of the beneficiary of the Letter of Credit, (iii) whether the Letter of Credit is irrevocable or revocable, (iv) whether the Letter of Credit requested is a standby or commercial Letter of Credit, (v) the date the Letter of Credit is to be opened and the date the Letter of Credit is to expire, (vi) the purpose of the Letter of Credit, (vii) the terms and conditions for any draws under the Letter of Credit, and (viii) such other information as the Lender may reasonably deem to be necessary or desirable.
          (k) Letter of Credit Fees. With respect to each Letter of Credit issued hereunder, the Borrower shall pay to the Lender a letter of credit fee (the “Letter of Credit Fee”) in an amount per annum set forth in the table attached hereto as Attachment I times the the daily amount available to be drawn under such Letter of Credit, payable quarterly in arrears plus the Lender’s then standard fee for the issuance, negotiation, processing and administration of letters of credit of the same type as the Letter of Credit. The amount of the Letter of Credit Fee payable per annum with respect to any Letter of Credit shall be a percentage of the face amount of such Letter of Credit, calculated on the basis of the table included as Attachment I hereto, based upon the Borrower’s ratio of Funded Debt to EBITDA as of the end of the calendar quarter immediately preceding the date of calculation. Letter of Credit Fees shall be (i) due and payable on the first Business Day after the end of each March, June, September and December, commencing with the first such date to occur after the issuance of such Letter of Credit, on the Letter of Credit Expiration Date and thereafter on demand and (ii) computed on a quarterly basis in arrears. If there is any change in the Applicable Rate during any quarter, the daily amount available to be drawn under each Letter of Credit shall be computed and multiplied by the Applicable Rate separately for each period during such quarter that such Applicable Rate was in effect.
          (l) Agreement to Pay Letter of Credit Obligations. The Borrower shall pay to the Lender the Letter of Credit Obligations when due; provided, however, that so long as the Borrower has availability under the Revolving Credit Facility, the Lender may, and is hereby authorized to, make Advances to itself to pay when due any or all Letter of Credit Obligations incurred in connection with Letters of Credit. The Lender may maintain on its books a letter of credit account (the “Letter of Credit Account”) with respect to the Letter of Credit Obligations paid and payable from time to time hereunder. Except for demonstrable error, the Letter of Credit Account shall be conclusive as to all amounts owing by the Borrower to the Lender in connection with and on account of the Letter of Credit Obligations. From the date due until paid in full, all Letter of Credit Obligations shall bear interest at the Default Rate.
          (m) Agreement to Pay Absolute. The obligation of the Borrower to pay Letter of Credit Obligations set forth above shall be absolute and unconditional and irrespective of (i) any lack of validity or enforceability of any Letter of Credit, (ii) the existence of any claim, setoff, defense or other right which the Borrower may at any time have against the beneficiary under any Letter of Credit or the Lender, (iii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue provided that payment by the Lender under such Letter of Credit
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against presentation of such draft shall not have constituted gross negligence or willful misconduct, and (v) any other events or circumstances whatsoever, whether or not similar to any of the foregoing provided that the payment by the Lender under the Letter of Credit shall not have constituted gross negligence or willful misconduct of the Lender.
          (n) Currency Fluctuations. If the Lender notifies the Borrower at any time that the sum of the Euro Loan Exposure and the Revolving Credit Exposure (the “Outstanding Amount”) at such time exceeds a Dollar Equivalent of Fifty Million Dollars ($50,000,000), then, within two (2) Business Days after receipt of such notice, the Borrower shall pay to the Lender an amount sufficient to reduce such Outstanding Amount as of such date of payment to not more than Fifty Million Dollars ($50,000,000).
     1.3. Additional Provisions.
          (a) Interest Calculation. All interest and fees payable under the provisions of this Agreement or the Note shall be computed on the basis of actual number of days elapsed over a year of 360 days.
          (b) Late Charges. If the Borrower fails to make any payment of principal, interest, prepayments, fees or any other amount becoming due pursuant to the provisions of this Agreement, the Note or any other Financing Document within fifteen (15) days after the date due and payable, upon written notice by the Lender the Borrower shall pay to the Lender a late charge equal to five percent (5%) of the amount of such payment. Such 15-day period shall not be construed in any way to extend the due date of any such payment. Late charges are imposed for the purpose of defraying the Lender’s expenses incident to the handling of delinquent payments, and are in addition to, and not in lieu of, the exercise by the Lender of any rights and remedies hereunder or under applicable laws and any fees and expenses of any agents or attorneys which the Lender may employ upon the occurrence of an Event of Default.
          (c) Payments. Whenever any payment to be made by the Borrower under the provisions of this Agreement, the Note, the Letter of Credit Agreements or any other Financing Document is due on a day which is not a Business Day, the due date thereof shall be extended to the next succeeding Business Day and, in the case of any payment which bears interest, such extension of time shall be included in computing interest on such payment. All payments of principal, interest, fees or other amounts to be made by the Borrower under the provisions of this Agreement or the Note shall be paid without set-off or counterclaim to the Lender at the Lender’s office at 1101 Wootton Parkway, 4th Floor, Rockville, MD 20852, or to such other place as the Lender shall direct in writing, in lawful money of the United States of America in immediately available funds.
          (d) Interest On Overdue Amounts. If the principal of or interest on, the Note or any other amount required to be paid to the Lender hereunder or under the Note or any of the other Financing Documents is not paid within fifteen (15) days after the date when the same becomes due and payable, whether by acceleration or otherwise, the Borrower shall on demand from time to time pay to the Lender interest on such principal, interest or other amount from the
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date due until the date of payment (after as well as before any judgment) at a rate per annum equal to the Default Rate.
          (e) Collateral and Subsidiary Obligations. (1) In order to secure the full and punctual payment of the Obligations in accordance with the terms thereof, and to secure the performance of this Agreement and the other Financing Documents, the Borrower shall concurrently herewith pledge and assign to the Lender, and grant to the Lender a continuing lien and security interest in and to (A) 66% of the issued and outstanding Capital Stock of the Guarantee-exempt Subsidiaries owned by the Borrower (or, if the Borrower’s ownership interest in such Subsidiary is less than 66%, all Capital Stock of such foreign Subsidiary owned by the Borrower) and (B) 100% of the issued and outstanding Capital Stock of each of the Guarantors owned by the Borrower.
     (2) Promptly, following the acquisition or creation thereof and in any event within thirty (30) days after a written request with respect thereto, the Borrower shall pledge and assign to the Lender, and grant to the Lender a continuing lien and security interest in and to (A) 66% of the issued and outstanding Capital Stock of any future Guarantee-exempt Subsidiaries owned by the Borrower (or, if the Borrower’s ownership interest in such Subsidiary is less than 66%, all Capital Stock of such foreign Subsidiary owned by the Borrower) and (B) 100% of the issued and outstanding Capital Stock of any future domestic Subsidiary owned by the Borrower.
     (3) Promptly, following the acquisition or creation thereof and in any event within thirty (30) days after a written request with respect thereto, the Borrower shall cause any future Guarantee-exempt Subsidiary the Capital Stock of which is directly owned by the Borrower to execute, acknowledge and deliver, a Covenant not to Convey and Negative Pledge Agreement substantially in the form of the Negative Pledge Agreement or, alternatively, to execute and deliver a joinder agreement in connection with the Negative Pledge Agreement.
     (4) The security interests required to be granted pursuant to this Section shall be granted pursuant to such additional security documentation as is reasonably satisfactory in form and substance to Lender (the “Additional Financing Documents”) and shall constitute valid and enforceable perfected security interests prior to the rights of all third Persons (other than those holding Permitted Liens) and subject to no other Liens except Permitted Liens. The Additional Financing Documents and other instruments related thereto shall be duly recorded or filed in such manner and in such places and at such times as are required by law to establish, perfect, preserve and protect the Liens, in favor of the Lender, granted pursuant to the Additional Financing Documents and, all taxes, fees and other charges payable in connection therewith shall be paid in full by the Borrower. At the time of the execution and delivery of Additional Financing Documents, the Borrower shall cause to be delivered to Lender such agreements, opinions of counsel, and other related documents as may be reasonably requested by the Lender to assure it that this Section has been complied with.
     (5) Automatic Debit. To ensure timely payment of all interest and other sums due hereunder, the Borrower hereby authorizes and instruct the Lender to either (i) debit, on the due date thereof, a demand deposit account established and maintained at the Lender for the amount
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then due, or (ii) at the Lender’s option, cause an Advance to be made sufficient to pay the amount then due. This authorization shall not affect the obligation of the Borrower to pay such sums when due, without notice, if there are insufficient funds available to make any payment in full on the due date thereof, or if the automatic debit feature is at any time terminated by the Lender in its discretion.
          (f) Calculation of Applicable Margin. If, as a result of any restatement of or other adjustment to the financial statements of the Borrower or for any other reason, the Borrower or the Lender determine that (i) the ratio of Funded Debt to EBITDA as calculated by Borrower as of any applicable date was inaccurate and (ii) a proper calculation of such financial covenant would have resulted in higher pricing for such period, the Borrower shall immediately and retroactively be obligated to pay to the Lender, promptly on demand by Lender (or, after the occurrence of an actual or deemed entry of an order for relief with respect to the Borrower under the United States Bankruptcy Code, automatically and without further action by the Lender), an amount equal to the excess of the amount of interest and fees that should have been paid for such period over the amount of interest and fees actually paid for such period. The Borrower’s obligations under this paragraph shall survive the repayment of all other Obligations hereunder.
          (g) The Borrower’s Representative. For administrative convenience, the Borrower acknowledges that it has been hereby irrevocably appointed by the Designated Euro Facility Borrower as the exclusive agent for the Designated Euro Facility Borrower for the purpose of requesting Euro Loan Advances under the Euro Loan Facility from the Lender. In its capacity as such agent, the Borrower shall have the power and authority through its authorized officer or officers to (i) endorse any check for the proceeds of any Euro Loan Advance for and on behalf of the Designated Euro Facility Borrower and in the name of the Designated Euro Facility Borrower, and (ii) instruct the Lender to credit the proceeds of any Euro Loan Advance directly to a banking account of the Designated Euro Facility Borrower. The Lender has been hereby irrevocably authorized by the Designated Euro Facility Borrower to make Euro Loan Advances to the Designated Euro Facility Borrower upon the request of any one of the persons who is authorized to do so under the provisions of any applicable corporate resolutions of the Borrower. The Lender assumes no responsibility or liability for any errors, mistakes and/or discrepancies in any oral, telephonic, written or other transmissions of any instructions, orders, requests and confirmations between the Lender and the Borrower in connection with any Euro Loan Advance, except for acts of gross negligence and/or willful misconduct. Under no circumstances may the Borrower request Euro Loan Advances in excess of the Euro Loan Maximum Amount. Euro Loan Advances must be requested by the Borrower by facsimile or e-mail (by PDF attachment) pursuant to the form of Advance Request attached hereto as Attachment 2 and incorporated by reference herein.
          SECTION 2. Conditions Precedent.
2.1. Initial Advance or Letter of Credit. The Lender shall not be required to make the initial Advance, or issue the initial Letter of Credit hereunder, whichever occurs first, unless the following conditions precedent have been satisfied in a manner reasonably acceptable to the Lender and its counsel:
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          (a) Borrower’s Organizational Documents. The Lender shall have received with respect to the Borrower: (i) a copy, certified as of a recent date by the Secretary of State of the Borrower’s state of organization, the Borrower’s Certificate of Incorporation as well as a copy of the Borrower’s bylaws and all amendments thereto, (ii) a Certificate of Good Standing for the Borrower as issued by the Borrower’s state of organization, and (iii) a copy, certified to the Lender as true and correct as of the date hereof by the Borrower, of the resolutions of the Borrower’s board of directors, authorizing the execution and delivery of this Agreement and the other Financing Documents to which the Borrower is a party and designating by name and title the officer(s) of the Borrower who are authorized to sign this Agreement and such other Financing Documents for and on behalf of the Borrower and to make the borrowings hereunder.
          (b) Guarantors’ Organizational Documents. The Lender shall have received with respect to each of the Guarantors: (i) a copy, certified as of a recent date by the Secretary of State (or other similar State agency) of such Guarantor’s state of organization, of such Guarantor’s Articles or Certificate of Incorporation or Organization as well as a copy of such Guarantor’s operating agreement, bylaws and all amendments thereto, as applicable, (ii) a Certificate of Good Standing for such Guarantor as issued by such Guarantor’s state of organization, and (iii) a copy, certified to the Lender as true and correct as of the date hereof by such Guarantor, of the resolutions of such Guarantor’s board of directors or consents of managing members, as applicable, authorizing the execution and delivery the Financing Documents to which such Guarantor is a party and designating by name and title the officer(s) of such Guarantor who are authorized to sign the Financing Documents for and on behalf of such Guarantor.
          (c) Lists of Locations, Etc. The Borrower shall have delivered to the Lender a list showing the street address, city or county and state of the Borrower’s chief executive office and of any other location where the Borrower conducts or has a place of business or where any material portion of the Collateral is or may be located.
          (d) Insurance. The Borrower shall have delivered to the Lender an insurance certificate or other evidence of a property and casualty insurance policy from a well-rated and responsible insurance company insuring the Collateral in amounts satisfactory to the Lender against loss or damage resulting from fire and other risks insured against by extended coverage, together with a standard non-contributing and non-reporting loss payee endorsement in favor of the Lender in form satisfactory to the Lender, and such other insurance policies as the Lender shall reasonably require.
          (e) Searches. The Lender shall have received the results of a search by an attorney or company reasonably satisfactory to the Lender of the Uniform Commercial Code filings with respect to the Borrower and the Guarantors in their jurisdictions of organization, accompanied by copies of such filings, if any, and evidence satisfactory to the Lender that any security interest or other lien indicated in any such filing has or will be released or is permitted by the Lender so that the Lender’s security interest in the Collateral will be a perfected first
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security interest and lien on the Collateral subject only to Permitted Liens and such other matters as the Lender may approve.
          (f) Opinions. The Lender shall have received the written opinion of counsel of the Borrower and the Guarantors dated on or around the date of this Agreement, reasonably satisfactory in form and content to the Lender, opining, among other things, that the Borrower and the Guarantors are duly organized, validly existing, and in good standing, that the Financing Documents executed and delivered by the Borrower and/or the Guarantors have been duly authorized by all requisite corporate action, and that the Financing Documents executed and delivered by the Borrower and/or the Guarantors constitute the legal, valid, binding, and enforceable obligations of the Borrower and/or the Guarantors, as applicable, enforceable against the Borrower and/or the Guarantors, as applicable, in accordance with the terms thereof, subject to customary exceptions and limitations reasonably acceptable to the Lender.
          (g) Financing Documents. The Lender shall have received each of the Financing Documents required by the Lender to be executed and delivered prior to the making of the initial Advance.
          (h) Due Diligence. The Lender shall have received and reviewed such financial information and other due diligence reports as the Lender shall reasonably require including, without limitation, the following information in form and substance satisfactory to the Lender in the Lender’s sole reasonable discretion:
          (i) the Borrower’s annual financial statements for the fiscal years ended 2008, 2009, and 2010; and
          (ii) the Borrower’s year-to-date financial statements as of March 31, 2011.
          (i) Operating Account; Etc. The Borrower shall have established an operating account into which Advances shall be paid, and the Borrower shall maintain its primary accounts with the Lender.
          (j) Pre-filing Authorization. The Lender shall have received a writing authorizing the Lender to pre-file UCC-1s to perfect its lien upon the Collateral.
          (k) Payoff Letters from Prior Lenders. The Lender shall have received payoff letters in form and content satisfactory to the Lender in connection with the Borrower’s relationship with any financial institution that is being refinanced by the transactions evidenced by this Agreement.
          (l) No Material Adverse Effect. There shall have not occurred since March 31, 2011 any event or occurrence that has had or could be reasonably expected, either individually or in the aggregate, to have a Material Adverse Effect.
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          (m) No Suits, Etc. There shall no action, suit, investigation or proceeding pending or, to the knowledge of the Borrower, threatened in any court or before any arbitrator or governmental authority that could reasonably be expected to have a Material Adverse Effect.
          (n) Fees and Expenses. The Borrower shall have paid the Lender for all of the costs and expenses incurred by the Lender in connection with making the Revolving Credit Facility available to the Borrower. Such costs and expenses include, but are not limited to, reasonable attorneys’ fees, recording charges, appraisal fees, fees for environmental services, and any other reasonable fees and costs for services, regardless of whether such services are furnished by the Lender’s employees or by independent contractors.
          (o) Additional Documents. The Borrower shall have furnished in form and content reasonably acceptable to the Lender any additional documents, agreements, certifications, record searches, insurance policies or opinions which the Lender may reasonably deem necessary or desirable.
     2.2. All Advances and Letters of Credit. The Lender shall not be required to make any Advances, including the initial Advance, or issue any Letter of Credit, until compliance to the satisfaction of the Lender with all of the following conditions at the time of and with respect to each Advance or Letter of Credit:
          (a) Representations and Warranties. No representation or warranty made in or in connection with this Agreement and the other Financing Documents shall be untrue, incorrect or incomplete in any material respect on and as of the date of any Advance or Letter of Credit as if made on such date, except for representations and warranties made only as of a particular date and changes in facts or circumstances arising in the ordinary course of business and which do not constitute a breach of any covenant set forth herein; and
          (b) Event of Default or Default. No Event of Default or Default shall have occurred and be continuing.
     SECTION 3. Representations and Warranties. The Borrower represents and warrants to the Lender that, except as specifically set forth on Schedule 3 attached hereto, the following statements are true, correct and complete in all material respects as of the date hereof and as of each date any Advance is to be made or any Letter of Credit is to be issued hereunder, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true, correct and complete as of such earlier date, and except for changes in facts or circumstances arising in the ordinary course of business and which do not constitute a breach of any covenant set forth herein:
     3.1. Authority, Etc. The Borrower is duly organized and in good standing under the laws of Delaware under organizational identification number 3075628. The Guarantors are duly formed or organized and in good standing under the laws of their jurisdiction of formation as summarized on Schedule 3.1 attached hereto.
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     The Borrower and each Guarantor is qualified to do business in all states where the Borrower and/or such Guarantor does business, except where the failure to be so qualified would not materially adversely affect the business, operations or financial condition of the Borrower or such Guarantor. The Borrower and each Guarantor has the full power and authority to execute, deliver and perform this Agreement and the other Financing Documents to which it is a party. Neither such execution, delivery and performance, nor compliance by the Borrower or the Guarantor with the provisions of this Agreement and of the other Financing Documents to which it is a party will conflict with or result in a breach or violation of the Borrower’s and/or such Guarantor articles of incorporation or organization or bylaws or operating agreement, as applicable, or any judgment, order, regulation, ruling or law to which the Borrower or such Guarantor is subject or any material contract or agreement to which the Borrower or such Guarantor is a party or to which the Borrower’s or such Guarantor’s assets and properties is subject, or constitute a default thereunder. The execution, delivery and performance of this Agreement and all other Financing Documents to which the Borrower and/or any Guarantor is a party have been duly authorized and approved by all necessary action by the Borrower and each such Guarantor, as applicable, and constitute the legal, valid and binding obligations of the Borrower and each such Guarantor, as applicable, enforceable in accordance with their terms except as enforceability may be limited by bankruptcy, insolvency or similar laws affecting the enforcement of creditors’ rights generally.
     3.2. Litigation. Except as disclosed in the Borrower’s prior SEC filings, there is no litigation or proceeding pending or, to the knowledge of any representative of the Borrower signing this Agreement on behalf of the Borrower, threatened against or affecting the Borrower or any Guarantor which might materially adversely affect the business, financial condition or operations of the Borrower or such Guarantor or the ability of the Borrower or such Guarantor to perform and comply with this Agreement or the other Financing Documents to which the Borrower or such Guarantor is a party.
     3.3. Subsidiaries. Except as set forth on Schedule 3 attached hereto, on the Closing Date the Borrower does not currently have any Subsidiaries.
     3.4. Financial Condition. The Borrower has heretofore furnished to the Lender certain financial statements. Such financial statements and all other financial statements and information furnished or to be furnished to the Lender hereunder have been and will be prepared in accordance with generally accepted accounting principles (to the extent that such financial statements and information are required to be prepared in accordance with generally accepted accounting principles) (subject to year-end adjustments and the omission of footnote information) and fairly present in all material respects the financial condition of the Borrower as of the dates thereof and the results of the operations of the Borrower for the periods covered thereby. No material adverse change in the business, financial condition, or operations of the Borrower has occurred since the date of such financial statements. The Borrower does not have any indebtedness or liabilities that are required to be accrued on financial statements prepared in accordance with GAAP other than that reflected on such financial statements or expressly permitted by the provisions of this Agreement, and accounts payable incurred in the ordinary
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course of business since the date of such financial statements. The Borrower is not in default under any obligation for borrowed money.
     3.5. Taxes. The Borrower has filed all federal, state and local income, excise, property and other tax returns which are required to be filed and has paid all taxes as shown on such returns or assessments received (including, without limitation, all F.I.C.A. payments and withholding taxes, if appropriate), except for such taxes, if any, as are being contested in good faith and as to which adequate reserves have been provided. No tax liens have been filed and no claims are being asserted with respect to such taxes or assessments.
     3.6. Title to Properties and Collateral. The Borrower has good and marketable title to all of the Borrower’s assets and properties, including, without limitation, the Collateral, and such assets and properties are subject to no liens, security interests or other encumbrances except for those of the Lender or other Permitted Liens.
     3.7. Borrower’s Name, Business Locations, etc. The correct legal name of the Borrower is specified on Schedule 3.7. Except as provided on Schedule 3.7, the Borrower has conducted business under its legal name since its formation. The Borrower does not do business under any trade or fictitious names. As of the Closing Date, the chief executive office of the Borrower and the place where records concerning Accounts and other Collateral are kept are as set forth on Schedule 3.7 hereto, and each other location at which the Borrower conducts business or keeps any material portion of the Collateral is listed on Schedule 3.7 attached hereto.
     3.8. Compliance with Laws. (a) To the knowledge of the Borrower, the Borrower is not in violation of any applicable federal, state or local law, statute, rule, regulation or ordinance and has not received any notice of, and is not the subject of, any pending investigation or complaint alleging that the Borrower or the Collateral (or any part thereof) or any other property owned, leased, operated or used by the Borrower are in violation of any such law, statute, rule, regulation or ordinance, including, without limitation, Environmental Laws other than violations that will not have a material adverse effect on the business, operations or financial condition of the Borrower.
          (b) To the knowledge of the Borrower, no Hazardous Materials have been used, located, installed, spilled, treated, released or stored on, under or from any property in or on which the Borrower conducts its operations except for those which have been handled in a manner not prohibited by applicable Environmental Laws or which will not have a material adverse effect on the business, operations or financial condition of the Borrower.
     3.9. Federal Reserve Board Regulations. The Borrower is not engaged in the business of extending credit for the purpose of purchasing or carrying “margin stock” within the meaning of Regulation U of the Board and no part of the proceeds of the Advances will be used for any purpose which entails a violation of Regulations U or X of the Board.
     3.10. ERISA. No Plan maintained by the Borrower or any trade or business group with which the Borrower is affiliated subject to the requirements of ERISA has been terminated, no
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lien exists against the Borrower in favor of the PBGC, and no “reportable event” (as such term is defined in ERISA) has occurred with respect to any such Plan. The Borrower has not incurred any “accumulated funding deficiency” within the meaning of ERISA or any liability to the PBGC in connection with any Plan. The Borrower does not have any withdrawal or other liability (absolute, contingent or otherwise) with respect to any multi-employer plan as defined by Section 3(37) of ERISA. The Borrower has complied with in all material respects all provisions of ERISA and with all provisions of any Plan sponsored, maintained by, or contributed to, by the Borrower.
     3.11. Licenses, etc. The Borrower has obtained and now holds all licenses, permits, franchises, patents, trademarks, copyrights and trade names which are necessary to the conduct of the business of the Borrower as now conducted free, to the knowledge of the Borrower, of any conflict with the rights of any other person.
     3.12. Labor Matters. Except as disclosed in writing to the Lender, the Borrower is not subject to any collective bargaining agreements or any agreements, contracts, decrees or orders requiring the Borrower to recognize, deal with or employ any persons organized as a collective bargaining unit or other form of organized labor. There are no strikes or other material labor disputes pending or, to the knowledge of the Borrower, threatened against the Borrower. The Borrower has complied in all material respects with the Fair Labor Standards Act.
     3.13. Accuracy of Information. To the knowledge of the Borrower, no information, exhibit, report, statement, certificate or document furnished by the Borrower or any Guarantor to the Lender in connection with this Agreement or the other Financing Documents or the negotiation thereof contains any material misstatement of fact or together with all such documents omitted to state a material fact or any fact necessary to make the statements contained herein or therein not misleading.
     3.14 Intellectual Property. Schedule 3.14 to this Agreement is a complete list of all patents, trademark and service mark registrations (other than those from customers, vendors or partners), copyright registrations, mask work registrations, and all applications therefor, in which the Borrower or a Guarantor has any right, title, or interest, throughout the United States as of the Closing Date (excluding off-the-shelf software), excluding those that have been abandoned. The Borrower will promptly notify the Lender of any acquisition (by purchase, but excluding licenses of off-the-shelf software) of any patent, trademark or service mark registration, copyright registration, mask work registration, and applications therefor, and unregistered trademarks and service marks and copyrights, throughout the United States, which are granted or filed or acquired after the date hereof or which are not listed on Schedule 3.14.
     3.15. Government Regulation. The Borrower is not an “investment company” or an “affiliated person” of or “provider” or “principal underwriter” for an “investment company” as all such terms are defined in the Investment Company Act of 1940, as amended.
          SECTION 4. Affirmative Covenants. The Borrower covenants and agrees with the Lender that so long as any of the Obligations (or commitments therefor) shall be outstanding:
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     4.1. Payment of Obligations. The Borrower shall punctually pay the principal of and interest on the Revolving Credit Facility and the other Obligations, at the times and places, in the manner and in accordance with the terms of this Agreement, the Note, and the other Financing Documents.
     4.2. Financial Statements and Other Reports. The Borrower shall maintain at all times a system of accounting established and administered in accordance with sound business practices, and will deliver, or cause to be delivered, to the Lender, in form and substance satisfactory to the Lender in all respects:
(a)	Annual Financial Statements. As soon as available, but in no event later than the earlier of (i) one hundred twenty (120) days after the end of each fiscal year of the Borrower or (ii) upon the filing of Form 10-K with the SEC, the annual consolidated and consolidating financial statements of the Borrower and its Subsidiaries, (including statements of financial condition, income, profits and loss, cash flows and changes in shareholder’s equity) audited by Ernst & Young or any other independent certified public accountants satisfactory to the Lender;

(b)	Quarterly Financial Statements. With respect to the first three fiscal quarters of each fiscal year of the Borrower, as soon as available, but in no event later than the earlier of (i) forty-five (45) days after the end of each such fiscal quarter or (ii) upon the filing of each Form 10-Q with the SEC, the consolidated and consolidating balance sheets and income statements of the Borrower and its Subsidiaries prepared by the Borrower and showing the financial condition of the Borrower and its Subsidiaries as of the end of such quarter and the results of operations of the Borrower and its Subsidiaries from the beginning of the current fiscal year of the Borrower to the end of such quarter;

(c)	Projected Financial Statements. As soon as available, and in any event no later than forty-five (45) days after the end of each fiscal year of the Borrower, projected consolidated financial statements for the Borrower and its Subsidiaries for the next calendar year, to include income statement, balance sheet, and cash flow projections prepared on a quarterly basis;

(d)	Compliance Certificates. Concurrent with the delivery of the financial statements described in Sections (a) and (b) above, a written certification, signed by an authorized financial officer of the Borrower, to the effect that such officer has no knowledge of the existence of any Events of Default under the Financing Documents or if such officer has knowledge of the existence of an Event of Default, a statement as to the nature thereof and the action which the Borrower proposes to take with respect thereto. Such
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written certification shall include the calculations made by the Borrower to determine compliance by the Borrower with each of the financial covenants set forth herein as of the date of the financial statements delivered therewith; and

(e)	Other Information. Promptly upon request of the Lender such other information, reports (including, without limitation, any report filed in respect of any Plan subject to ERISA) or documents respecting the business, properties, operation or financial condition of the Borrower as the Lender may at any time and from time to time reasonably request.
If the financial statements described in Sections (a) or (b) above are made available on EDGAR or any successor system of the SEC that is publicly accessible, such financial statements shall deemed to be delivered on the day it is available on EDGAR or such successor system.
     4.3. Conduct of Business and Maintenance of Existence. The Borrower shall continue to engage in business of the same general type as now being conducted by the Borrower and do and cause to be done all things necessary to maintain and keep in full force and effect its corporate existence in good standing in each jurisdiction in which it conducts business.
4.4.	Compliance with Laws.
     (a) The Borrower shall comply in all material respects with all laws, statutes, ordinances, orders, rules or regulations applicable to the Borrower or the Collateral (or any part thereof) or to any other property owned, leased, operated or used by the Borrower, including, without limitation, Environmental Laws.
     (b) The Borrower will not use, locate, install, spill, treat, release or store Hazardous Materials on, under or from any property owned, leased, operated or used by the Borrower unless such Hazardous Materials are handled in a manner not prohibited by applicable Environmental Laws and are handled in a manner and in such quantities that would not constitute a hazard to the environment or human health and safety or subject the Borrower to any prosecution or material liability in connection therewith. The Borrower will dispose of all Hazardous Materials only at facilities and/or with carriers that maintain governmental permits under applicable Environmental Laws. The Borrower shall promptly, at the cost and expense of the Borrower, take all action necessary or required by Environmental Laws to remedy or correct any violation of Environmental Laws by the Borrower, the Collateral (or any part thereof) or by any other property owned, leased, used or operated by the Borrower.
     (c) If the Lender shall have, in the exercise of good faith, reason to believe at any time or from time to time there are or may be Hazardous Materials affecting any property owned, leased, operated or used by the Borrower in violation of applicable Environmental Laws, the Borrower, upon the request of the Lender and at the cost and expense of the Borrower, shall furnish to the Lender an environmental assessment of such property in such detail and content and by an environmental consultant or engineer acceptable to the Lender. The Borrower shall
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provide evidence to the Lender within ten (10) business days of the Lender’s request, that such an assessment will be promptly undertaken and completed.
     (d) The Borrower hereby agrees to indemnify and hold the Lender and its employees and agents harmless from and against any and all liability, loss, damage, costs and expenses suffered or incurred by the Lender during or after the term of this Agreement arising out of or resulting from a violation of any Environmental Laws by the Borrower, the Collateral (or any part thereof) and any other property owned, leased, used or operated by the Borrower provided, however, that the Borrower shall not be required to indemnify any party for liability, loss, damage, costs, or expenses arising from such party’s own gross negligence or willful misconduct. The obligations and liabilities of the Borrower under the foregoing indemnity, together with interest thereon commencing ten (10) days after the date written demand is received by the Borrower until paid in full at the Default Rate, shall be paid by the Borrower to the Lender upon written demand and shall be a part of the Obligations hereunder. The foregoing indemnity shall survive the payment of all other Obligations and the release of the Collateral.
     4.5. Payment of Liabilities and Taxes. The Borrower shall pay, when due, all of its indebtedness and liabilities, and pay and discharge promptly all taxes, assessments and governmental charges and levies (including, without limitation, F.I.C.A. payments and withholding taxes) upon the Borrower or upon the Borrower’s income, profits or property (including, without limitation, the Collateral), except to the extent the amount or validity thereof is contested in good faith by appropriate proceedings so long as adequate reserves have been set aside therefore.
     4.6. Contractual Obligations. The Borrower shall comply with any agreement or undertaking to which the Borrower is a party and maintain in full force and effect all contracts and leases to which the Borrower is or becomes a party, in each case unless the failure to do so would not have a material adverse effect on the business, operation, properties or financial condition of the Borrower.
     4.7. Maintenance of Properties; Collateral. The Borrower shall do all things necessary to maintain, preserve, protect and keep its properties, including the Collateral, in good repair, working order and condition, and make all necessary and proper repairs, renewals and replacements so that the Borrower’s businesses may be properly conducted at all times, in each case unless the failure to do so would not have a material adverse effect on the business, operation or financial condition of the Borrower. The Borrower shall promptly notify the Lender of any event causing deterioration, loss or depreciation in value of any substantial portion of the Collateral and the amount of such loss or depreciation. The Borrower shall perform, observe, and comply with all of the terms and provisions to be performed, observed or complied with by them under each contract, agreement or obligation relating to the Collateral. The Lender shall have no duty to, and the Borrower hereby releases the Lender from all claims for loss or damage caused by the failure of the Lender to, collect, protect, preserve or enforce any of the Collateral or preserve rights against account debtors and prior parties to the Collateral.
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     4.8. Insurance. The Borrower shall maintain, with financially sound, well rated and reputable insurance companies insurance in such amounts and covering such risks as is consistent with sound business practice, and in any event as is ordinarily and customarily carried by (and, as implied, economically available to) companies similarly situated and in the same or similar businesses as the Borrower. The Borrower will pay, when due, all premiums on such insurance and will furnish to the Lender, upon request, evidence of payment of such premiums and other information as to the insurance carried by the Borrower. Such insurance shall include, as applicable and without limitation, (a) comprehensive fire and extended coverage insurance on the physical assets and properties of the Borrower against such risks, with such loss deductible amounts and in such amounts conforming to prudent business practices and in such minimum amounts that the Borrower will not be deemed a co-insurer under applicable insurance laws, regulations, policies and practices, and (b) public liability insurance against claims for personal injury or death or property damage occurring upon, in, about or in connection with the use of any properties owned, occupied or controlled by the Borrower, and (c) worker’s compensation insurance (as applicable).
     4.9. Inspection. The Borrower shall permit the Lender, by its representatives and agents, to inspect any of the properties, books and financial records of the Borrower, to examine and make copies of the books of accounts and other financial records of the Borrower, and to discuss the affairs, finances and accounts of the Borrower with, and to be advised as to the same by, the Borrower (or its representatives) following reasonable prior notice at such reasonable times and intervals as the Lender may designate. In connection with the foregoing, the Lender and its representatives and agents shall have the right, upon reasonable prior notice and during regular working hours, to (a) enter any business premises of the Borrower or any other premises where the Collateral and the records relating thereto may be located and to audit, appraise, examine and inspect the Collateral and all records related thereto and to make extracts therefrom and copies thereof, and (b) verify under reasonable procedures the validity, amount, quality, quantity, value and condition of, and any other matter relating to, the Collateral, including contacting account debtors or any person possessing any of the Collateral; provided, that, when an Event of Default exists the Lender (or any of its representatives or independent contractors) may do any of the foregoing at the expense of the Borrower at any time during regular working hours and without advance notice. To the extent that the Lender receives any confidential information from or with respect to the Borrower, as a result of any exam, audit or inspection conducted by the Lender (or any of its representatives or independent contractors) or otherwise, (a) the Lender will not reproduce or distribute any such information, or any notes, interpretations or other documents based in whole or in part upon such information, to non-affiliated parties, other than financial or legal advisors also bound by an obligation of confidentiality, and (b) the Lender will keep permanently confidential all such information, except to the extent that (i) such information ceases to be confidential by reason of its being in the public domain, other than as a result of a disclosure by the Lender or its representatives, or (ii) such information was within the Lender’s possession or becomes available to the Lender on a non-confidential basis from a source other than the Borrower, or any representative of the Borrower, or (iii) the Lender is legally required to disclose such information to any tribunal or governmental authority.
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     4.10. Collection of Accounts. The Borrower shall, subject to the provisions of Section 4.13 hereof, collect its Accounts only in the ordinary course of business, and shall not except in the ordinary course of its business, without the Lender’s prior written consent, compromise or adjust the amount of any Account or extend the time for payment of any Account.
     4.11. Further Assurances. The Borrower shall defend the security interest and lien of the Lender on the Collateral against all persons and against all security interests and liens on the Collateral adverse to those of the Lender, other than Permitted Liens. The Borrower will, from time to time, at the expense of the Borrower, execute, deliver, acknowledge and cause to be duly filed, recorded or registered any statement, assignment, instrument, paper, agreement or other document and take any other action that from time to time may be necessary or desirable, or that the Lender may reasonably request, in order to create, preserve, continue, perfect, confirm or validate the security interest and lien of the Lender on the Collateral or to enable the Lender to obtain the full benefits of this Agreement or to exercise and enforce any of its rights, powers and remedies hereunder or under applicable laws. The Borrower shall pay all costs of, and incidental to, the filing, recording or registration of any such document as well as any recordation, transfer or other tax required to be paid in connection with any such filing, recordation or registration. The Borrower hereby covenants to save harmless and indemnify the Lender from and against any liability resulting from the failure to pay any required documentary stamps, recordation and transfer taxes and recording costs incurred by the Lender in connection with this Agreement or the Collateral which covenant shall survive the termination of this Agreement and the payment of all other Obligations. If, in the reasonable opinion of the Lender, any Equipment is or may become a part of any real estate owned or leased by the Borrower, the Borrower will, upon the request of the Lender, furnish to the Lender in form and content satisfactory to the Lender, a landlord’s waiver by the record owner of such real estate and a mortgagee’s waiver by any person who has a security interest or lien on such real estate which is or may be superior to the security interest and lien of the Lender on such Equipment.
     4.12. Notice. The Borrower shall promptly give written notice to the Lender of (a) the occurrence of any Default or Event of Default or any event, development or circumstance specific to the Borrower which is reasonably expected to materially adversely effect the business, operations, properties or financial condition of the Borrower or any Guarantor, (b) any litigation instituted or threatened in writing against the Borrower or any Guarantor or any judgment against the Borrower or any Guarantor where claims against the Borrower or such Guarantor exceed $500,000 and are not covered in full by insurance (subject to any deductible), (c) any notice of a claim against, or investigation of, the Borrower or any Guarantor, the Collateral or any other property owned, leased, operated or used by the Borrower or any Guarantor alleging a violation of Environmental Laws or the discovery, use, location, installation, spill, treatment, release or storage of any Hazardous Materials by the Borrower or any Guarantor or on, under or from the Collateral (or any part thereof) or any other property owned, leased, used or operated by the Borrower or any Guarantor which could result in a breach of the provisions of Section 4.4 hereof, and (d) the occurrence of any “reportable event” within the meaning of ERISA or any assertion of liability of the Borrower by the PBGC.
     4.13. Collections.
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     (a) The Borrower shall notify and direct all account debtors promptly following written request by the Lender to make all payments on or in respect of Accounts (other than electronic funds transfers) directly to an account in the name of the Borrower to be maintained at the Lender (the “Collection Account”). So long as no Event of Default has occurred, the Borrower may continue to permit electronic payments to be made to the Borrower’s operating accounts (collectively, the “Operating Accounts”), provided, however, that at the end of each Business Day, amounts remaining in the Operating Accounts will be swept into the Collection Account. The Borrower hereby authorizes the Lender to receive, endorse and/or deposit into the Collection Account in the name of the Lender or in the name of the Borrower any and all cash, checks, drafts and other remittances received by the Lender on or in respect of Accounts and/or the sale or lease of Inventory and the Borrower hereby waives notice of presentment, protest and non-payment of any such checks, drafts or other remittances. In the event that the Borrower directly receives any cash, checks, drafts or other remittances on or in respect of Accounts and/or the sale or lease of Inventory, the Borrower shall promptly deliver the same to the Lender for deposit to the Collection Account. Pending such deposit, the Borrower will not commingle any such cash, checks, drafts or other remittances with other funds and property but will hold them separate and apart in trust for the Lender subject to the security interests hereunder. Until such authority is terminated by the Lender pursuant to subsection (b) below, the Borrower shall have the authority to withdraw funds from the Collection Account and use the same for the Borrower’s general business purposes so long as such use is not inconsistent with the provisions of this Agreement. Until an Event of Default exists or occurs, the Lender, on each Business Day, will apply all finally collected funds on deposit to the Collection Account to the unpaid principal amount of Advances then outstanding.
     (b) At any time while an Event of Default shall be continuing, the Lender may (1) terminate the authority of the Borrower to receive electronic payments into the Operating Accounts, whereupon all account debtors shall be directed to remit all payments directly to the Collection Account, and (2) terminate the authority of the Borrower to withdraw funds from the Collection Account whereupon (i) the Collection Account will automatically convert into an account over which the Lender has exclusive dominion, control and power of access and withdrawal, and, for that purpose, the Lender is hereby authorized to take all appropriate actions to block the Borrower’s access to the Collection Account, including without limiting the generality of the foregoing, denying electronic access and returning unpaid any checks, drafts or other instruments theretofore or thereafter issued by the Borrower and drawn upon the Collection Account, all without any liability whatsoever on the part of the Lender to the Borrower or to any other person for having done so, (ii) any cash, checks, drafts or other remittances on or in respect of Accounts and/or the sale or lease of Inventory received by the Borrower and held in trust for the Lender as above provided shall be immediately delivered to the Lender for deposit to the Collection Account in precisely the form received, except for the addition thereto of the endorsement of the Borrower where required for collection of any such checks, drafts or other remittances which endorsement the Borrower agrees to make and with respect to such checks, drafts and other remittances the Borrower waives notice of presentment, protest and non-payment and (iii) the Lender shall have the right at any time and from time to time to apply funds held by it in the Collection Account to the payment of all or any part of the Obligations,
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whether matured or unmatured, in such order and manner as the Lender may determine in its sole discretion.
     4.14. Intellectual Property. Other than with respect to registrations and applications no longer used or useful, except to the extent failure to act would not, as deemed by the Borrower in its reasonable business judgment, reasonably be expected to have a Material Adverse Effect, the Borrower will, at its expense, diligently prosecute all patent, trademark or service mark or copyright applications pending on or after the date hereof, if any, will maintain in effect all issued patents and will renew all trademark and service mark registrations, if any, including payment of any and all maintenance and renewal fees relating thereto.
     4.15. Primary Operating Accounts. The Borrower shall at all times maintain its primary operating accounts, and collection/lockbox services with the Lender. The Borrower recognizes and agrees that the pricing for the Revolving Credit Facility set forth herein is based on the assumption that the Borrower will maintain its primary operating accounts with the Lender, and that, in the event that the Borrower fails to do so, the Lender may, among other things, adjust the applicable interest rate or fees in order to maintain its required rate of return.
     SECTION 5. Financial and Negative Covenants. The Borrower covenants and agrees with the Lender that so long as any of the Obligations (or commitments therefor) shall be outstanding:
     5.1. Minimum Liquidity. The Borrower and the Guarantors shall at all times maintain, on a consolidated basis, Minimum Liquidity in amount of not less than Twenty-Five Million Dollars ($25,000,000).
     5.2 Funded Debt to EBITDA Ratio. The Borrower and its Subsidiaries shall maintain, on a consolidated basis, a ratio of Funded Debt to EBITDA not exceeding 2.50 to 1.0, measured on the last day of each fiscal quarter.
     5.3 Fixed Charge Coverage Ratio. The Borrower and its Subsidiaries shall not permit, on a consolidated basis, the Fixed Charge Coverage Ratio to be less than 1.50 to 1.0, measured on the last day of each fiscal quarter.
     5.4 Indebtedness. Except as otherwise expressly permitted by Section 5.6, the Borrower and its Subsidiaries shall not create, incur, assume or permit to exist any indebtedness (including Capital Leases) except (a) indebtedness to the Lender, (b) other indebtedness existing on the date hereof (a comprehensive list of which is itemized on Schedule 5.4) or expressly permitted by the provisions hereof, (c) indebtedness incurred by the endorsement of negotiable instruments for deposit or collection in the ordinary course of business, (d) indebtedness incurred in the ordinary course of business which is unsecured and consists of open accounts extended by suppliers on normal trade terms in connection with the purchase of goods and services, (e) indebtedness incurred in connection with Capital Lease and purchase money obligations in an aggregate amount not exceeding $25,000,000 outstanding at any one time, (f) indebtedness of any Person which becomes a Subsidiary after the Closing Date; provided, that such indebtedness exists at the time that such Person becomes a Subsidiary and is not created in contemplation of or
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in connection with such Person becoming a Subsidiary and the aggregate principal amount of such indebtedness permitted under this subsection 5.4(f) shall not exceed $500,000.00 outstanding at any time and (g) other indebtedness not to exceed $250,000 in the aggregate;.
     5.5 Liens. The Borrower and its Subsidiaries shall not create, incur, assume or permit to exist any lien, security interest or encumbrance of any nature whatsoever on the Borrower’s or any such Subsidiary’s property or assets, both now owned and hereafter acquired and including, without limitation, the Collateral, except for (a) any lien or security interest now or hereafter securing all or any part of the Obligations, (b) any lien, security interest or encumbrance existing on the date hereof which was immediately prior hereto disclosed to, and approved by, the Lender in writing, (c) any lien, security interest or other encumbrance subsequently approved by the Lender in writing after the date hereof, including any liens, security interests or other encumbrances deemed approved pursuant to the terms of the Negative Pledge Agreement, (d) liens for taxes not delinquent or for taxes being diligently contested by Borrower or any such Subsidiary in good faith and for which adequate reserves are maintained, (e) statutory, mechanic’s, artisan’s, materialmen’s, vendor’s or other similar liens arising in the ordinary course of business, (f) any deposit of funds made in the ordinary course of business to secure obligations of the Borrower or any such Subsidiary under workers compensation, social security or similar laws or to secure public or statutory obligations or the performance of bids, tenders, contracts, leases, subleases, surety and appeals bonds and the like, (g) zoning or other similar and customary land use restrictions, and (h) duly perfected liens securing purchase money indebtedness not prohibited by this Agreement, including duly perfected liens obtained in favor of lessors of tangible personal property arising under operating leases to the extent such leases are re-characterized as sales. Any lien, security interest or encumbrance permitted by this subsection is called a “Permitted Lien.”
     5.6. Loans and Investments. Except as expressly permitted by this Agreement, the Borrower and its Subsidiaries shall not provide any guaranty(ies) in an amount in excess of $1,000,000 in the aggregate (other than guaranty(ies) of indebtedness of the Borrower or any Subsidiary not prohibited by Section 5.4) for, make or permit to remain outstanding any loan or advance to, or make or own any investment in, any person except (a) reasonable advances for business expenses of the Borrower’s employees that would be reimbursable under the Borrower’s existing expense reimbursement policy, (b) loans and capital contributions to Subsidiaries, (c) investments in obligations of, or guaranteed by, the United States government or any agency thereof, (d) investments in commercial paper rated in the highest grade, (e) a Contract of Suretyship executed by Borrower for the benefit of Eurofiber Nederland B.V. and (f) investments in minority interests or joint ventures up to an aggregate maximum of $7,500,000 outstanding at any one time.
     5.7. Dividends. The Borrower and its Subsidiaries shall not without the prior written consent of the Lender, declare or pay any dividend or other distribution on or with respect to any shares of any class of its Capital Stock now or hereafter outstanding or redeem, purchase or otherwise acquire any shares of any class of its Capital Stock now or hereafter outstanding or any warrants or rights to purchase any such stock, except for (a) dividends payable solely in shares of Capital Stock, (b) purchases from former employees, directors or consultants in an amount of not more than $250,000 in the aggregate on an annual basis, and (c) redemption of Capital Stock
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owned by such former employees, directors or consultants in connection with the foregoing purchases, the proceeds of which are used to pay withholding taxes arising as a result of such purchases. Notwithstanding the foregoing, (i) a Guarantor may pay a dividend or make a distribution to the Borrower or to another Guarantor, and (ii) a Guarantee-exempt Subsidiary may pay a dividend or make a distribution to another Guarantee-exempt Subsidiary, to a Guarantor or to the Borrower.
     5.8. Mergers, Etc. Except as expressly permitted by Section 5.9, the Borrower and its Subsidiaries shall not enter into any merger or consolidation without the prior written consent of the Lender; provided, however, that upon five (5) days prior written notice to the Lender (i) any Subsidiary may merge with or consolidate into the Borrower if the Borrower is the surviving entity provided such merger or consolidation shall not materially adversely affect the Borrower, the Collateral or any rights or remedies of the Lender under the Financing Documents, (ii) any Guarantor may merge with or consolidate into any other Guarantor provided such merger or consolidation shall not materially adversely affect the surviving Guarantor or any rights or remedies of the Lender under the Financing Documents, (iii) any Guarantee-exempt Subsidiary may merge with or consolidate into any Guarantor provided such merger or consolidation shall not materially adversely affect such Guarantor or any rights or remedies of the Lender under the Financing Documents, (iv) any Guarantee-exempt Subsidiary may merge with or consolidate with any other Guarantee-exempt Subsidiary provided such merger or consolidation shall not materially adversely affect the surviving Guarantee-exempt Subsidiary or any rights or remedies of the Lender under the Financing Documents.
     5.9. Acquisitions. The Borrower shall not acquire or purchase all of the Equity Interests in, or all or substantially all of the assets or properties of any other Person without the prior written consent of the Lender; provided, however, that notwithstanding the provisions of Section 5.8 and this Section 5.9, the Borrower may acquire or purchase all of the Equity Interests in, or all or substantially all of the assets or properties of any Person (all or substantially all of the property of any division or line of business of a Person) that, upon the consummation thereof, will be wholly-owned directly by the Borrower or one or more of its wholly-owned Subsidiaries (including as a result of a merger or consolidation); provided that, with respect to each purchase or other acquisition made pursuant to this Section 5.9:
(i)	the Person to be (or whose assets are to be) acquired does not oppose such purchase or other acquisition;

(ii)	any such newly-created or acquired Subsidiary shall comply with the requirements of Section 5.18;

(iii)	the lines of business of the Person to be (or the property of which is to be) so purchased or otherwise acquired shall be substantially the same or complementary lines of business as one or more of the principal businesses of the Borrower and its Subsidiaries in the ordinary course;

(iv)	such purchase or other acquisition shall not include or result in any contingent liabilities that could reasonably be expected to be material to the business,
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financial condition, operations or prospects of the Borrower and its Subsidiaries, taken as a whole (as determined in good faith by the board of directors (or the persons performing similar functions) of the Borrower or such Subsidiary if the board of directors is otherwise approving such transaction);

(v) (A) immediately before and immediately after giving pro forma effect to any such purchase or other acquisition, no Default shall have occurred and be continuing, and (B) immediately after giving effect to such purchase or other acquisition, the Borrower and its Subsidiaries shall be in pro forma compliance with all the covenants set forth in Sections 5.1 5.2, and 5.3 hereof, such compliance to be determined on the basis of the financial information for the most recently ended four-quarter period for which financial statements are reasonably available as though such acquisition had been consummated as of the first day of such four-quarter period; and

(vi) the Borrower shall have delivered to the Lender, at least five Business Days prior to the date on which any such purchase or other acquisition is to be consummated, a certificate of a Responsible Officer, in form and substance reasonably satisfactory to the Lender, certifying that all of the requirements set forth in this Section 5.9 have been satisfied or will be satisfied on or prior to the consummation of such purchase or other acquisition.
     5.10. Sale of Assets and Liquidation. The Borrower and its Subsidiaries shall not sell, lease or otherwise dispose of, in one transaction or a series of transactions, all or any substantial part of its business, assets or properties, including, without limitation, the Collateral, outside of the ordinary course of business or take any action to liquidate, dissolve or wind up the Borrower or any such Subsidiary or its business.
     5.11. Change of Business. The Borrower shall not enter into any business other than a business of the same general type as now being conducted by the Borrower or any Subsidiary of the Borrower as of the Closing Date.
     5.12. Change of Name, Location, Etc. The Borrower shall not (a) change its legal name, identity or structure, (b) change the location of its chief executive office or its chief place of business, or jurisdiction of incorporation, or (c) change the location where it keeps its records concerning the Collateral,; provided, that the Borrower shall not in any event change the location of any material portion of the Collateral if such change would cause the security interest and lien of the Lender on such Collateral (or the perfection thereof) to lapse, or if required to be perfected prior to such change, to cease to be perfected.
     5.13. Fiscal year. The Borrower shall not change its fiscal year.
     5.14. Affiliates. The Borrower shall not enter into or participate in any transaction with an affiliate except on terms and at rates no more favorable than those which would have prevailed in an arm’s length transaction between unrelated third parties.
comScore, Inc.
Credit and Security Agreement

     5.15. ERISA. The Borrower shall not engage in any “prohibited transaction” (as such term is defined by ERISA), incur any “accumulated funding deficiency” (as such term is defined by ERISA) whether or not waived, or terminate any Plan in a manner which could result in the imposition of a lien on any property of the Borrower pursuant to the provisions of ERISA.
     5.16. Sale and Leaseback. The Borrower and its Subsidiaries shall not enter into any arrangement whereby the Borrower or any such Subsidiary sells or transfers all or a substantial part of its fixed assets then owned by it and thereupon, or within one (1) year thereafter, rents or leases the assets so sold or transferred from the purchaser or transferee (or their respective successors and assigns).
     5.17. Financing Statements. The Borrower shall not file or cause to be filed any amendments, correction statements, or termination statements concerning the Collateral without the prior written consent of the Lender (other than with respect to Permitted Liens in favor of a party other than the Lender).
     5.18. Obligations of Subsidiaries. The Borrower will cause each of its Subsidiaries, whether owned as of the Closing Date or thereafter organized or created, to (i) jointly and severally promise to repay the Obligations, whether by Joinder Agreement or otherwise, or (ii) guarantee the payment and performance of the Obligations pursuant to written guaranties of payment in form and substance satisfactory to the Lender in the Lender’s sole discretion unless (x) such Subsidiaries are forbidden by operation of law to execute such a Guaranty or (y) the effect of such Subsidiaries executing such a Guaranty would result in material adverse tax consequences and (A) such prohibition or material adverse tax consequences have been documented in a writing (such as an opinion of counsel or other documentation) satisfactory in form and content to the Lender in the Lender’s discretion, for each Subsidiary seeking such exemption unless such requirement is waived in writing by the Lender or (B) such Subsidiaries are organized under the laws of a jurisdiction other than the United States of America or any political subdivision thereof (each, a “Guarantee-exempt Subsidiary”); provided, however, that notwithstanding anything to the contrary in the foregoing, all of the Borrower’s foreign Subsidiaries as of the Closing Date shall each be deemed a “Guarantee-exempt Subsidiary” for all purposes under this Agreement. The Borrower shall also cause each future Subsidiary (other than a Guarantee-exempt Subsidiary) to also execute and deliver a security agreement (or joinder thereto) in form and substance satisfactory to the Lender.
     SECTION 6. Events of Default. The occurrence of any one or more of the following events shall constitute a default under the provisions of this Agreement, and the term “Event of Default” shall mean, whenever it is used in this Agreement, any one or more of the following events (and the term “Default” as used herein means one or more of the following events, whether or not any requirement for the giving of notice, the lapse of time, or both has been satisfied):
     6.1. Payment of Obligations. The failure of the Borrower to pay any of the Obligations as and when the same becomes due and payable in accordance with the provisions of this Agreement, the Note, and/or any of the other Financing Documents, whether at the due
comScore, Inc.
Credit and Security Agreement

date thereof, at a date fixed for prepayment thereof or by acceleration thereof provided, however, that to the extent that the Borrower’s failure to make any payment due to the Lender that arises from the Lender’s error in not processing an automatic debit transaction by the due date, such failure shall not constitute a Default or Event of Default hereunder until the automatic debit transaction has been corrected, but in no circumstance shall this provision apply if the Borrower has insufficient funds to allow the automatic debit transaction to be processed and in every such case the Borrower shall be required to make payment directly to the Lender within three (3) Business Days of the due date;
     6.2. Certain Provisions of this Agreement. The failure of the Borrower to perform any of its obligations under Sections 4.2, 4.5, 4.8, or Section 5 of this Agreement;
     6.3. Perform, etc. Provisions of This Agreement. The failure of the Borrower to perform, observe or comply with any of the provisions of this Agreement other than those covered by Section 6.1 or Section 6.2, and such failure is not cured within a period of thirty (30) days after the delivery of written notice thereof by the Lender to the Borrower;
     6.4. Representations and Warranties. If any representation and warranty contained herein or any statement or representation made in any certificate or any other written information at any time given by or on behalf of the Borrower or any Guarantor or furnished by the Borrower or any Guarantor in connection with this Agreement or any of the other Financing Documents shall prove to be false, incorrect or misleading in any material respect on the date as of which made;
     6.5. Default under Other Financing Documents. The occurrence of a default (as defined and described therein) by the Borrower, or any Guarantor under the provisions of the Note or any of the other Financing Documents which is not cured within applicable cure periods, if any, specifically including the occurrence of a default under the Euro Loan Guaranty;
     6.6. Liquidation, Termination, Dissolution, etc. If the Borrower or any Guarantor shall liquidate, dissolve or terminate its existence;
     6.7. Default under Other Indebtedness. If the Borrower or any Guarantor shall default in any payment of (a) any other indebtedness owing to the Lender, or (b) an indebtedness in excess of $500,000 owing to any other party beyond the period of grace, if any, provided in the instrument or agreement under which such indebtedness was created, or default in the observance or performance of any other agreement or condition relating to any such indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur, in each case, the effect of which default or other event is to cause or to permit the holder or holders of such indebtedness or beneficiary or beneficiaries of such indebtedness (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice, if required, such indebtedness to become due prior to its stated maturity;
comScore, Inc.
Credit and Security Agreement

     6.8. Attachment or Forfeiture. The issuance of any forfeiture, attachment or garnishment against property or credits of the Borrower serving as Collateral, or the issuance of any attachment or garnishment against any other property or credits of the Borrower or any Guarantor for an amount in excess, singly or in the aggregate, of $500,000, which shall not have been vacated, discharged, stayed or bonded pending appeal within 30 days after the issuance thereof;
     6.9. Judgments. If one or more judgments or decrees shall be entered against the Borrower or any Guarantor involving in the aggregate a liability in excess of $500,000, and all such judgments or decrees shall not have been vacated, discharged, stayed or bonded pending appeal within 30 days after the entry thereof or shall not be covered by insurance or an escrow deposit established in connection with an acquisition permitted by Section 5.9;
     6.10. Inability to Pay Debts, etc. If the Borrower or any Guarantor shall admit its inability to pay its debts as they mature or shall make any assignment for the benefit of any of its creditors;
     6.11. Bankruptcy. If proceedings in bankruptcy, or for reorganization of the Borrower or any Guarantor under the United States Bankruptcy Code (as amended) or any part thereof, or under any other applicable laws, whether state or federal, for the relief of debtors, now or hereafter existing, shall be commenced against or by the Borrower or any Guarantor and, except with respect to any such proceedings instituted by the Borrower or such Guarantor, shall not be discharged within sixty (60) days of their commencement;
     6.12. Receiver, etc. A receiver or trustee shall be appointed for the Borrower or any Guarantor or for any substantial part of the Borrower’s or any Guarantor’s assets, or any proceedings shall be instituted for the dissolution or the full or partial liquidation of the Borrower or any Guarantor and, except with respect to any such appointments requested or instituted by the Borrower or such Guarantor, such receiver or trustee shall not be discharged within sixty (60) days of his or her appointment, and, except with respect to any such proceedings instituted by the Borrower or any Guarantor, such proceedings shall not be discharged within sixty (60) days of their commencement;
     6.13. Change in Control or Ownership. A Change in Control shall occur or the majority ownership or voting control of any Guarantor is directly or indirectly sold, assigned, transferred, encumbered or otherwise conveyed without the prior written consent of the Lender, which consent shall not be unreasonably withheld, except as otherwise permitted hereunder; provided, however, the majority ownership or voting control of one Guarantor may be transferred or conveyed to another Guarantor without the Lender’s prior written consent so long as such transfer or conveyance shall not materially adversely affect any rights or remedies of the Lender under the Financing Documents;
     6.14. Financial Condition. The occurrence of a Material Adverse Effect.
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Credit and Security Agreement

     6.15. Financing Documents Unenforceable. Any Financing Document shall cease to be enforceable for any reason (other than by its express terms) or the Borrower or any Guarantor shall assert in writing that any Financing Document is unenforceable, or any lien purported to be created by any Financing Document and required hereunder or thereunder to be perfected shall (except as otherwise expressly permitted in this Agreement or the other Financing Documents) cease to be a valid first lien and prior perfected security interest in the securities, assets or properties covered thereby, or the Borrower or any Guarantor shall assert in writing that any security interest purported to be created by any Financing Document and required hereunder or thereunder to be perfected is not (except as otherwise expressly permitted in this Agreement or the other Financing Documents) a valid first lien and prior perfected security interest in the securities, assets or properties purported to be covered thereby.
     SECTION 7. Rights and Remedies.
     7.1. Rights and Remedies. If any Event of Default shall occur and be continuing, the Lender may (i) declare the Revolving Credit Facility hereunder and any obligation or commitment of the Lender hereunder to make Advances or to issue Letters of Credit for the account of the Borrower to be terminated, whereupon the same shall forthwith terminate, and (ii) declare the unpaid principal amount of the Note, together with accrued and unpaid interest thereon, and all other Obligations then outstanding to be immediately due and payable, whereupon the same shall become and be forthwith due and payable by the Borrower to the Lender, without presentment, demand, protest or notice of any kind, all of which are expressly waived by the Borrower; provided that in the case of any Event of Default referred to in Sections 6.11 or 6.12 above, the Revolving Credit Facility hereunder and any obligation or commitment of the Lender hereunder to make Advances to, or issue Letters of Credit for the account of, the Borrower shall immediately and automatically terminate and the unpaid principal amount of the Note, together with accrued and unpaid interest thereon, and all other Obligations then outstanding shall be automatically and immediately due and payable by the Borrower to the Lender without notice, presentment, demand, protest or other action of any kind, all of which are expressly waived by the Borrower. Upon the occurrence and during the continuation of any Event of Default, then in each and every case, the Lender shall be entitled to exercise in any jurisdiction in which enforcement thereof is sought, the following rights and remedies, in addition to the rights and remedies available to the Lender under the other provisions of this Agreement and the other Financing Documents, the rights and remedies of a secured party under the Uniform Commercial Code and all other rights and remedies available to the Lender under applicable law, all such rights and remedies being cumulative and enforceable alternatively, successively or concurrently:
          (a) The Lender shall have the right to take possession of the Collateral, and for that purpose, so far as the Borrower may give authority therefor or to the extent permitted under applicable laws, to enter upon any premises on which the Collateral or any part thereof may be situated and remove therefrom all or any of the Collateral without any liability for suit, action or other proceeding. THE BORROWER HEREBY WAIVES ANY AND ALL RIGHTS TO PRIOR NOTICE AND TO JUDICIAL HEARING WITH RESPECT TO REPOSSESSION OF COLLATERAL, and require the Borrower, at the Borrower’s expense, to assemble and deliver all or any of the Collateral to such place or places as the Lender may designate.
comScore, Inc.
Credit and Security Agreement

          (b) The Lender shall have the right to operate, manage and control all or any of the Collateral (including use of the Collateral and any other property or assets of the Borrower in order to continue or complete performance of the Borrower’s obligations under any contracts of the Borrower), or permit the Collateral or any portion thereof to remain idle or store the same, and collect all rents and revenues therefrom and sell, lease or otherwise dispose of any or all of the Collateral upon such terms and under such conditions as the Lender, in its sole discretion, may determine, and purchase or acquire any of the Collateral at any such sale or other disposition, all to the extent permitted by applicable law. Any purchaser or lessee of any of the Collateral so sold or leased shall hold the property so sold or leased free from any claim or right of the Borrower and the Borrower hereby waives (to the extent permitted by law) all rights of redemption, stay or appraisal with respect thereto. The Lender and the Borrower agree that commercial reasonableness and good faith require the Lender to give to the Borrower no more than ten (10) days prior written notice of any public sale or other disposition of the Collateral or of the time after which any private sale or other disposition of the Collateral is to be made.
          (c) The Lender shall have the right, and the Borrower hereby irrevocably designates and appoints the Lender and its designees as the attorney-in-fact of the Borrower, with power of substitution and with power and authority in the Borrower’s name, the Lender’s name or otherwise and for the use and benefit of the Lender (i) to notify persons obligated to make payments or other remittances on or with respect to the Collateral to make such payments and other remittances directly to the Lender, (ii) to demand, collect, sue for, take control of, compromise, settle, change the terms of, release, exchange, substitute, extend, renew or otherwise deal with, the Collateral or any person obligated on or under the Collateral in any manner as the Lender may deem advisable, (iii) to remove from any place of business of the Borrower copies of (or, if deemed by the Lender to be reasonably necessary, originals of) all records in respect of the Collateral and, at the cost and expense of the Borrower, to make use of any place of business of the Borrower as may be necessary or desirable to administer, control, collect, sell or otherwise dispose of the Collateral, (iv) to receive and endorse the Borrower’s name on any checks, drafts, money orders or other instruments of payment relating to any of the Collateral, (v) to sign any proofs of claim or loss, (vi) to commence, prosecute or defend any action, suit or proceeding relating to the Collateral or the collection, enforcement or realization upon the Collateral, (vii) to adjust and compromise any claims under insurance policies, and (viii) to use, sell, assign, transfer, pledge, make any agreement with respect to or otherwise deal with any or all of the Collateral and to do all other acts and things necessary to carry out this Agreement as though the Lender were absolute owner of the Collateral. This power of attorney, being coupled with an interest, is irrevocable and all acts by the Lender and its designees pursuant thereto are hereby ratified and confirmed by the Borrower. Neither the Lender nor any of its designees shall be liable for any acts of commission or omission, nor for any error of judgment or mistake of fact or law other than acts of actual fraud, willful misconduct or gross negligence. The provisions of this subsection shall not (x) be construed as requiring or obligating the Lender or any designee to take any action authorized hereunder and any action taken or any action not taken hereunder shall not give rise to any liability on the part of the Lender or its designees or to any defense, claim, counterclaim or offset in favor of the Borrower, (y) be construed to mean the Lender has assumed any of the obligations of the Borrower under
comScore, Inc.
Credit and Security Agreement

any instrument or agreement as the Lender shall not be responsible in any way for the performance of the Borrower of any of the provisions thereof, and (z) relieve the Borrower of any of its obligations hereunder or in any way limit the exercise by the Lender of any other or further rights it may have hereunder, under the other Financing Documents, by law or otherwise.
     7.2. Default Rate. Notwithstanding the entry of any decree, order, judgment or other judicial action, upon the occurrence of an Event of Default hereunder, the unpaid principal amount of the Note and all other monetary Obligations outstanding or becoming outstanding while such Event of Default exists shall bear interest from the date of such Event of Default until such Event of Default has been cured, at a floating and fluctuating per annum rate of interest equal at all times to the Default Rate, irrespective of whether or not as a result thereof, the Note or any of the Obligations has been declared due and payable or the maturity thereof accelerated. The Borrower shall on demand from time to time pay such interest to the Lender and the same shall be a part of the Obligations hereunder.
     7.3. Liens, Set-Off. As security for the payment of the Obligations and the performance of the Financing Documents, the Borrower hereby grants to the Lender a continuing security interest and lien on, in and upon all indebtedness owing to, and all deposits (general or special), credits, balances, monies, securities and other property of, the Borrower and all proceeds thereof, both now and hereafter held or received by, in transit to, or due by, the Lender. In addition to, and without limitation of, any rights of the Lender under applicable laws, if any Event of Default occurs and is continuing, the Lender may at any time and from time to time thereafter during the continuance of such Event of Default, without notice to the Borrower, set-off, hold, segregate, appropriate and apply at any time and from time to time thereafter all such indebtedness, deposits, credits, balances (whether provisional or final and whether or not collected or available), monies, securities and other property toward the payment of all or any part of the Obligations in such order and manner as the Lender in its sole discretion may determine and whether or not the Obligations or any part thereof shall then be due or demand for payment thereof made by the Lender.
     7.4. Enforcement Costs. The Borrower agrees to pay to the Lender on demand (a) all Enforcement Costs paid, incurred or advanced by or on behalf of the Lender including, without limitation, reasonable attorneys’ fees, costs and expenses, and (b) interest on such Enforcement Costs from the date payment for the same is demanded until paid in full at a per annum rate of interest equal at all times to the Default Rate. All Enforcement Costs, with interest as above provided, shall be a part of the Obligations hereunder.
     7.5 Collateral Account. If any Event of Default shall occur and be continuing, and the Lender shall elect to terminate the Revolving Credit Facility, the Borrower at any time and from time to time during the continuance of such Event of Default shall upon demand of the Lender deliver to the Lender cash or U.S. Treasury Bills with maturities of not more than thirty (30) days in an amount equal to the amount of issued or pending Letters of Credit as of such time. The Lender may also deposit to the Collateral Account (defined below) any cash, monies or funds received by the Lender from the collection of the Obligations or the sale or other disposition of the Collateral which the Lender, in its discretion, designates as being held against
comScore, Inc.
Credit and Security Agreement

issued or pending Letters of Credit as of such time. Such cash, monies, funds or U.S. Treasury Bills shall be held by the Lender in an account (the “Collateral Account”) and invested or reinvested (as the case may be) in U.S. Treasury Bills with maturities of no more than thirty (30) days from the date of investment. The Lender shall have the sole power of access and withdrawal from the Collateral Account. As collateral and security for the payment of the Obligations, the Borrower hereby assigns and pledges to the Lender, and grants to the Lender a security interest in and to, all cash, monies, funds, U.S. Treasury Bills and other securities and instruments at any time and from time to time held by the Lender in the Collateral Account and any interest, income, earnings and proceeds thereof, all of which shall be a part of the Collateral hereunder. If any Event of Default shall occur and be continuing, the Lender is irrevocably authorized to make such withdrawals from the Collateral Account at any time and from time to time and apply the same to any of the Obligations (including, without limitation, Letter of Credit Obligations) in such order and manner as the Lender in its sole discretion may determine. After all Obligations have been paid in full and there are no Letters of Credit outstanding or any commitment on the part of the Lender to open and issue Letters of Credit, any cash, monies, funds, U.S. Treasury Bills or other securities and instruments held by the Lender in the Collateral Account will be turned over to the Borrower or to such other person who may be entitled to the same under applicable laws.
     7.6. Application of Proceeds. During the continuance of any Event of Default, any proceeds of the collection of the Obligations and/or the sale or other disposition of the Collateral will be applied by the Lender to the payment of Enforcement Costs, and any balance of such proceeds (if any) will be applied by the Lender to the payment of the remaining Obligations (whether then due or not), at such time or times and in such order and manner of application as the Lender may from time to time in its sole discretion determine. If the sale or other disposition of the Collateral fails to satisfy all of such Obligations, the Borrower shall remain liable to the Lender for any deficiency.
     7.7. Remedies, etc. Cumulative. Each right, power and remedy of the Lender as provided for in this Agreement or in the other Financing Documents or now or hereafter existing under applicable laws or otherwise shall be cumulative and concurrent and shall be in addition to every other right, power or remedy provided for in this Agreement or in the other Financing Documents or now or hereafter existing under applicable laws or otherwise, and the exercise or beginning of the exercise by the Lender of any one or more of such rights, powers or remedies shall not preclude the simultaneous or later exercise by the Lender of any or all such other rights, powers or remedies.
     7.8. No Waiver, Etc. No failure or delay by the Lender to insist upon the strict performance of any term, condition, covenant or agreement of this Agreement or of the other Financing Documents, or to exercise any right, power or remedy consequent upon a breach thereof, shall constitute a waiver of any such term, condition, covenant or agreement or of any such breach, or preclude the Lender from exercising any such right, power or remedy at any later time or times. By accepting payment after the due date of any amount payable under this Agreement or under any of the other Financing Documents, the Lender shall not be deemed to waive the right either to require prompt payment when due of all other amounts payable under
comScore, Inc.
Credit and Security Agreement

this Agreement or under any of the other Financing Documents, or to declare an Event of Default for failure to effect such prompt payment of any such other amount. The payment by the Borrower or any other person and the acceptance by the Lender of any amount due and payable under the provisions of this Agreement or the other Financing Documents at any time during which an Event of Default exists shall not in any way or manner be construed as a waiver of such Event of Default by the Lender or preclude the Lender from exercising any right of power or remedy consequent upon such Event of Default.
     7.9 Arbitration.
     (a) This paragraph concerns the resolution of any controversies or claims between the parties, whether arising in contract, tort or by statute, including but not limited to controversies or claims that arise out of or relate to: (i) this Agreement (including any renewals, extensions or modifications); or (ii) any document related to this Agreement (collectively a “Claim”). For the purposes of this arbitration provision only, the term “parties” shall include any parent corporation, subsidiary or affiliate of the Lender involved in the servicing, management or administration of any obligation described or evidenced by this Agreement.
     (b) At the request of any party to this Agreement, any Claim shall be resolved by binding arbitration in accordance with the Federal Arbitration Act (Title 9, U.S. Code) (the “Act”). The Act will apply even though this Agreement provides that it is governed by the law of a specified state. The arbitration will take place on an individual basis without resort to any form of class action.
     (c) Arbitration proceedings will be determined in accordance with the Act, the then-current rules and procedures for the arbitration of financial services disputes of the American Arbitration Association or any successor thereof (“AAA”), and the terms of this paragraph. In the event of any inconsistency, the terms of this paragraph shall control. If AAA is unwilling or unable to (i) serve as the provider of arbitration or (ii) enforce any provision of this arbitration clause, any party to this agreement may substitute another arbitration organization with similar procedures to serve as the provider of arbitration.
     (d) The arbitration shall be administered by AAA and conducted in Washington, D.C. All Claims shall be determined by one arbitrator; however, if Claims exceed Five Million Dollars ($5,000,000), upon the request of any party, the Claims shall be decided by three arbitrators. All arbitration hearings shall commence within ninety (90) days of the demand for arbitration and close within ninety (90) days of commencement and the award of the arbitrator(s) shall be issued within thirty (30) days of the close of the hearing. However, the arbitrator(s), upon a showing of good cause, may extend the commencement of the hearing for up to an additional sixty (60) days. The arbitrator(s) shall provide a concise written statement of reasons for the award. The arbitration award may be submitted to any court having jurisdiction to be confirmed, judgment entered and enforced.
     (e) The arbitrator(s) will give effect to statutes of limitation in determining any Claim and may dismiss the arbitration on the basis that the Claim is barred. For purposes of the application of the statute of limitations, the service on AAA under applicable AAA rules of a
comScore, Inc.
Credit and Security Agreement

notice of Claim is the equivalent of the filing of a lawsuit. Any dispute concerning this arbitration provision or whether a Claim is arbitrable shall be determined by the arbitrator(s). The arbitrator(s) shall have the power to award reasonable legal fees pursuant to the terms of this Agreement.
     (f) This paragraph does not limit the right of any party to: (i) exercise self-help remedies, such as but not limited to, setoff; (ii) initiate judicial or non-judicial foreclosure against any real or personal property collateral; (iii) exercise any judicial or power of sale rights, or (iv) act in a court of law to obtain an interim remedy, such as but not limited to, injunctive relief, writ of possession or appointment of a receiver, or additional or supplementary remedies.
     (g) The filing of a court action is not intended to constitute a waiver of the right of any party, including the suing party, thereafter to require submittal of the Claim to arbitration.
     (h) By agreeing to binding arbitration, the parties irrevocably and voluntarily waive any right they may have to a trial by jury in respect of any Claim. Furthermore, without intending in any way to limit this agreement to arbitrate, to the extent any Claim is not arbitrated, the parties irrevocably and voluntarily waive any right they may have to a trial by jury in respect of such Claim. This provision is a material inducement for the parties entering into this Agreement.
     SECTION 8. Miscellaneous.
     8.1. Course of Dealing; Amendment. No course of dealing between the Lender and the Borrower shall be effective to amend, modify or change any provision of this Agreement or the other Financing Documents. The Lender shall have the right at all times to enforce the provisions of this Agreement and the other Financing Documents in strict accordance with the provisions hereof and thereof, notwithstanding any conduct or custom on the part of the Lender in refraining from so doing at any time or times. The failure of the Lender at any time or times to enforce its rights under such provisions, strictly in accordance with the same, shall not be construed as having created a custom in any way or manner contrary to specific provisions of this Agreement or the other Financing Documents or as having in any way or manner modified or waived the same. This Agreement and the other Financing Documents to which the Borrower is a party may not be amended, modified, or changed in any respect except by an agreement in writing signed by the Lender and the Borrower.
     8.2. Waiver of Default. The Lender may, at any time and from time to time, execute and deliver to the Borrower a written instrument waiving, on such terms and conditions as the Lender may specify in such written instrument, any of the requirements of this Agreement or of the other Financing Documents or any Event of Default or Default and its consequences, provided, that any such waiver shall be for such period and subject to such conditions as shall be specified in any such instrument. In the case of any such waiver, the Borrower and the Lender shall be restored to their former positions prior to such Event of Default or Default and shall have the same rights as they had hereunder. No such waiver shall extend to any subsequent or other Event of Default or Default, or impair any right consequent thereto and shall be effective only in the specific instance and for the specific purpose for which given.
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Credit and Security Agreement

     8.3. Notices. All notices, requests and demands to or upon the parties to this Agreement shall be deemed to have been given or made when delivered by hand, or when received after being deposited in the mail, postage prepaid by registered or certified mail, return receipt requested, one day after being sent by reputable overnight delivery service, or, in the case of notice by or facsimile transmission, when properly transmitted, addressed as follows or to such other address as may be hereafter designated in writing by one party to the other:
If to the Borrower:

comScore, Inc.
11950 Democracy Drive, Suite 600
Reston, Virginia 20190
Attention: Lisa Brenner
Fax No.: 703-438-2033

With a copy to:

Holland & Knight
1600 Tysons Boulevard, Suite 700
McLean VA 22102
Attention: David Matuszewski, Esquire
Fax No.: 703-720-8610

If to the Lender:

Bank of America, N.A.
MD9-978-04-01
1101 Wootton Parkway, 4th Floor
Rockville, MD 20852
Attention: Michael D. Brannan, Senior Vice President
Fax No.: 804-264-2387

With a copy to:

Ober, Kaler Grimes & Shriver,
A Professional Corporation
1401 H Street, N.W.
Washington, D.C. 20005
Attention: Nikolaus F. Schandlbauer, Esquire
Fax No.: 202-408-0640
except in cases where it is expressly herein provided that such notice, request or demand is not effective until received by the party to whom it is addressed.
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Credit and Security Agreement

     8.4. Right to Perform. If an Event of Default has occurred and is continuing, then and in each such case, the Lender may (but shall be under no obligation whatsoever to) upon concurrent notice to or demand upon the Borrower remedy any such failure by advancing funds or taking such action as it deems appropriate for the account and at the expense of the Borrower. The advance of any such funds or the taking of any such action by the Lender shall not be deemed or construed to cure an Event of Default or waive performance by the Borrower of any provisions of this Agreement. The Borrower shall pay to the Lender on demand, together with interest thereon from the date of such demand until paid in full at a per annum rate of interest equal at all times to the Default Rate, any such funds so advanced by the Lender and any costs and expenses advanced or incurred by or on behalf of the Lender in taking any such action, all of which shall be a part of the Obligations hereunder.
     8.5. Indemnification. The Borrower agrees hereby to indemnify and hold the Lender harmless from any loss, liability, damages, judgments, and costs of any kind brought by third parties relating to or arising directly or indirectly out of (a) this Agreement or any document required hereunder, (b) any credit extended or committed by the Lender to the Borrower hereunder, and (c) any litigation or proceeding related to or arising out of this Agreement, any such document, or any such credit except to the extent such loss, liability, damage, judgment or cost is the result of Lender’s gross negligence or willful misconduct. This indemnity includes but is not limited to reasonable attorneys’ fees. This indemnity extends to the Lender, its parent, subsidiaries and all of its directors, officers, employees, agents, successors, attorneys, and assigns; provided, however, that the Borrower shall not be liable for the payment of any portion of any loss, liability, damages, judgments, and costs of any kind as a result of the gross negligence or willful misconduct of a director, officer, employee, agent, successor or attorney of the Lender. This indemnity will survive repayment of the Borrower’s obligations to the Lender. All sums due to the Lender hereunder shall become Obligations of the Borrower, due and payable promptly upon demand. Notwithstanding the foregoing, Borrower shall have no liability under this Section 8.5 for Lender’s income or similar taxes.
     8.6. Costs and Expenses. The Borrower agrees to promptly pay to the Lender on demand, all such fees, recordation and other taxes, costs and expenses of whatever kind and nature, including reasonable attorney’s fees and disbursements, which the Lender may incur or which are payable in connection with the closing of the Revolving Credit Facility, including, without limitation, the preparation of this Agreement and the other Financing Documents, the recording or filing of any and all of the Financing Documents and obtaining lien searches. All such fees, costs, recordation and other taxes shall be a part of the Obligations hereunder.
     8.7. Consent to Jurisdiction. The Borrower and Lender each irrevocably (a) consents and submits to the jurisdiction and venue of any state or federal court sitting in the Commonwealth of Virginia over any suit, action or proceeding arising out of or relating to this Agreement or any of the other Financing Documents, (b) waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding brought in any such court and any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum, and (c) consents to the service of process in any such suit, action or proceeding in any such court by the
comScore, Inc.
Credit and Security Agreement

mailing of copies of such process to it by certified or registered mail at its address set forth herein for the purpose of giving notice.
     8.8. WAIVER OF JURY TRIAL. THE BORROWER AND THE LENDER HEREBY VOLUNTARILY AND INTENTIONALLY WAIVE ANY RIGHT THEY MAY HAVE TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THE CREDIT FACILITIES, THIS AGREEMENT OR ANY OF THE OTHER FINANCING DOCUMENTS.
     8.9. Certain Definitional Provisions; Changes in GAAP.
     (a) All terms defined in this Agreement shall have such defined meanings when used in any of the other Financing Documents. Accounting terms used in this Agreement shall have the respective meanings given to them under generally accepted accounting principles in effect from time to time in the United States of America. The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. As used herein, the singular number shall include the plural, the plural, the singular and the use of the masculine, feminine or neuter gender shall include all genders, as the context may require. Unless otherwise defined herein, all terms used herein which are defined by the Uniform Commercial Code shall have the same meanings as assigned to them by the Uniform Commercial Code unless and to the extent varied by this Agreement.
     (b) If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in this Agreement or any other Financing Document, and either the Borrower or the Lender shall so request, the Lender and the Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP; provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Borrower shall provide to the Lender financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.
     8.10. Severability. The invalidity, illegality or unenforceability of any provision of this Agreement shall not affect the validity, legality or enforceability of any of the other provisions of this Agreement which shall remain effective.
     8.11. Survival. All representations, warranties and covenants contained among the provisions of this Agreement shall survive the execution and delivery of this Agreement and all other Financing Documents.
     8.12. Binding Effect. This Agreement and all other Financing Documents shall be binding upon and inure to the benefit of the Borrower and the Lender and their respective
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Credit and Security Agreement

successors and assigns, except that the Borrower shall not have the right to assign its rights hereunder or any interest herein without the prior written consent of the Lender.
     8.13. Applicable Law and Time of Essence. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, without giving effect to principles of conflicts of law or choice of law (except Sections 5-1401 and 5-1402 of the New York General Obligations Law), including all matters of construction, validity and performance. Time is of the essence in connection with all obligations of the Borrower hereunder and under any of the other Financing Documents.
     8.14. Duplicate Originals and Counterparts. This Agreement may be executed in any number of duplicate originals or counterparts, each of such duplicate originals or counterparts shall be deemed to be an original and all taken together shall constitute but one and the same instrument.
     8.15. Headings. Section and subsection headings in this Agreement are included herein for convenience of reference only, shall not constitute a part of this Agreement for any other purpose and shall not be deemed to affect the meaning or construction of any of the provisions hereof.
     8.16 Public Use of Borrower’s Name. With the Borrower’s permission, the Lender may in its discretion use the Borrower’s corporate name in press releases, public announcements and other promotional items or literature of the Lender. To that end, the Borrower hereby consents to the creation of one or more items commemorating this transaction and use information related to the transaction in internal communications. In addition, the Borrower hereby consents to the Lender’s use of the Borrower’s name and information related to this transaction (other than pricing) in connection with marketing, press releases or other transactional announcements or updates provided to investor or trade publications.
     8.17 Termination of Security Interest. Upon payment in full of the outstanding Obligations and the termination of the Lender’s commitment to make available the Revolving Credit Facility, the security interest granted hereby shall terminate and all rights to the Collateral shall revert to the Borrower. Upon any such termination, the Lender will execute and deliver to the Borrower such documents as the Borrower shall reasonably request to evidence such termination.
     8.18 No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Financing Document), the Borrower acknowledges and agrees that: (i) (A) the services evidenced by this Agreement provided by Lender are arm’s-length commercial transactions between the Borrower and Lender, (B) the Borrower has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (C) the Borrower is capable of evaluating and understanding, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Financing Documents; (ii) (A) Lender is and has been acting solely as a principal and, has
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Credit and Security Agreement

not been, is not, and will not be acting as an advisor, agent or fiduciary, for the Borrower or any other Person and (B) Lender does not have any obligation to the Borrower with respect to the transaction contemplated hereby except those obligations expressly set forth herein and in the other Financing Documents; and (iii) Lender may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower, and the Lender has no obligation to disclose any of such interests to the Borrower. To the fullest extent permitted by law, the Borrower hereby waives and releases any claims that it may currently have against Lender with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.
     8.19 USA PATRIOT Act Notice. The Lender hereby notifies the Borrower that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)), it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow the Lender to identify the Borrower in accordance with such Act.
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comScore, Inc.
Credit and Security Agreement

     IN WITNESS WHEREOF, each of the parties hereto have executed and delivered this Agreement under their respective seals as of the day and year first written above.

WITNESS:		COMSCORE, INC.

/s/ Christiana Lin	By:	/s/ Kenneth J. Tarpey	(SEAL)

Name: Kenneth J. Tarpey
Title: CFO & Treasurer

WITNESS:		BANK OF AMERICA, N.A.

	By:	/s/ Michael Brannan	(SEAL)

Name: Michael Brannan
Title: SVP; Sr. Credit Products Officer
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Credit and Security Agreement